Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

HOLCIM LTD

and

[EVERTECT AG]

Dated as of [●], 2025

i

SCHEDULES

Schedule 1.1(7)	Ancillary Agreements
Schedule 1.1(18)	Continuing Arrangements
Schedule 1.1(119)(i)	Holcim Equity Interests
Schedule 1.1(119)(iv)	Other Holcim Assets
Schedule 1.1(119)(v)	Specified Holcim Intellectual Property
Schedule 1.1(119)(vi)	Specified Holcim IT Assets
Schedule 1.1(119)(viii)(1)	Holcim Owned Real Property
Schedule 1.1(119)(viii)(2)	Holcim Real Property Leases and Subleases
Schedule 1.1(120)(v)(1)	Holcim Proceedings
Schedule 1.1(120)(v)(2)	Mixed Holcim Proceedings
Schedule 1.1(120)(vi)	Holcim Specified Liabilities
Schedule 1.1(122)(i)	SpinCo Equity Interests
Schedule 1.1(122)(iii)(A)	SpinCo Tangible Personal Property
Schedule 1.1(122)(iv)	SpinCo Intellectual Property
Schedule 1.1(122)(v)	SpinCo IT Assets
Schedule 1.1(122)(vii)	SpinCo Credits
Schedule 1.1(122)(viii)	SpinCo Rights and Claims
Schedule 1.1(122)(ix)(1)	SpinCo Owned Real Property
Schedule 1.1(122)(ix)(2)	SpinCo Real Property Leases and Subleases
Schedule 1.1(122)(x)	SpinCo Licenses and Permits
Schedule 1.1(122)(xv)	Other SpinCo Assets
Schedule 1.1(125)(iii)	Other SpinCo Contracts
Schedule 1.1(128)	SpinCo Financing Arrangements
Schedule 1.1(132)	SpinCo Jurisdictions
Schedule 1.1(133)(v)(1)	SpinCo Proceedings
Schedule 1.1(133)(v)(2)	Mixed SpinCo Proceedings
Schedule 1.1(133)(ix)	SpinCo Specified Liabilities
Schedule 2.2(c)(i)	Post-Spin SpinCo Entities
Schedule 2.2(c)(ii)	Post-Spin Holcim Entities
Schedule 2.4	Specified Representative
Schedule 2.7	Specified Transfer Documents
Schedule 6.1(c)(vi)	Post-Distribution Payment Liabilities
Schedule 6.11(b)	SpinCo Controlled Existing Actions
Schedule 6.11(c)	Holcim Controlled Existing Actions
Schedule 6.11(d)	Joint Actions
Schedule 9.1(h)	SpinCo Insurance Policies
Schedule 10.2	Holcim Transaction Expenses
Schedule 10.15	Specified Public Announcements
Schedule 10.24(a)	Complete Agreement
Schedule 10.24(b)	Complete Agreement

EXHIBITS

Exhibit A	Form of Employee Matters Agreement
Exhibit B	Form of Tax Matters Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of IP Cross-License Agreement
Exhibit E	Form of Trademark License Agreement

Schedule 1	Internal Reorganization Steps Plan
Schedule 2	Distribution Steps Plan
Schedule 3	Holcim AGM Resolution

v

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), is entered into as of [●], by and between Holcim Ltd, a corporation (Aktiengesellschaft) incorporated in the Canton of Zug, Switzerland with enterprise identification number (UID) CHE-100.136.893 and its registered office at Grafenauweg 10, 6300 Zug (“Holcim”), and [Evertect AG], a corporation (Aktiengesellschaft) incorporated in the Canton of Zug, Switzerland with enterprise identification number (UID) CHE-238.689.758 and its registered office at Grafenauweg 8, 6300 Zug (“SpinCo”) (each a “Party” and together, the “Parties”).

RECITALS

WHEREAS, Holcim, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the SpinCo Business;

WHEREAS, the Board of Directors of Holcim (the “Holcim Board”) has determined that it is advisable and in the best interests of Holcim to separate Holcim into two separate, independent, publicly traded companies: (i) one comprising the Holcim Business, which shall continue to be owned and conducted, directly or indirectly, by Holcim, which will continue to be owned by the existing holders of ordinary shares of Holcim (the “Holcim Shares”), and (ii) one comprising the SpinCo Business, which shall be owned and conducted directly or indirectly by SpinCo, ordinary shares of which are intended to be distributed on a pro rata basis to existing holders of Holcim Shares (other than members of the Holcim Group who hold Holcim Shares in treasury or otherwise), with the balance of ordinary shares of SpinCo to be contributed to SpinCo prior to the Distribution (as defined below);

WHEREAS, in furtherance of the foregoing, the Holcim Board has determined that it is advisable and in the best interests of Holcim: (i) for Holcim and its Subsidiaries to enter into a series of transactions whereby Holcim and its Subsidiaries will be reorganized such that (A) Holcim and/or one or more other members of the Holcim Group will own all of the Holcim Assets and assume (or retain) all of the Holcim Liabilities, and (B) SpinCo and/or one or more other members of the SpinCo Group will own all of the SpinCo Assets and assume (or retain) all of the SpinCo Liabilities (the transactions referred to in this clause (i) being referred to herein as the “Separation”); and (ii) thereafter, for Holcim to (x) distribute to the existing holders of Holcim Shares (other than members of the Holcim Group who hold Holcim Shares in treasury or otherwise) as of the Cum-Dividend Time, on a pro rata basis and based on the distribution ratio determined by the Holcim Board, a number of ordinary shares of SpinCo (“SpinCo Shares”) (such transactions described in this clause (ii)(x), the “Distribution”), and (y) contribute the balance of SpinCo Shares to SpinCo as of the Effective Time, to be held by SpinCo as treasury shares (such transactions described in this clause (ii)(y), the “SpinCo Share Contribution”), such that no member of the Holcim Group will continue to own any SpinCo Shares following the Distribution;

WHEREAS, the holders of Holcim Shares have further resolved, on the terms contemplated hereby, that Holcim shall effect the Distribution by means of a distribution of an extraordinary dividend of the SpinCo Shares to holders of Holcim Shares in accordance with the terms and conditions of this Agreement;

WHEREAS, in furtherance of the foregoing, the holders of a majority of Holcim Shares represented at the [annual] general meeting of Holcim held at [●] [a.m.]/[p.m.], Central European Summer Time (“CEST”) on [●], 2025 at [●] (the “Holcim AGM”) approved, among other things, the Distribution and certain related matters necessary to declare and effectuate the Distribution in accordance with Swiss Law (such approval, the “Shareholder Approval”);

WHEREAS, SpinCo has not engaged in activities except those in connection with the transactions contemplated by the Internal Reorganization Steps Plan, the consummation of the transactions contemplated by this Agreement and those activities necessary in connection with its standup as an independent company (including activities with respect to the SpinCo Financing Arrangements, the SIX listing and the transactions contemplated by this Agreement);

WHEREAS, the Board of Directors of SpinCo has determined that it is advisable and in the best interests of SpinCo to effectuate the transactions contemplated by the Separation and Internal Reorganization Steps Plan;

WHEREAS, the Parties intend that the Distribution, together with certain internal reorganization transactions undertaken in anticipation of the Distribution, generally will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D), 361 and 355 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code to the extent relevant for these transactions;

WHEREAS, the Parties intend that the contribution by Holcim of the SpinCo Assets to the SpinCo Group as well as the Distribution, together with certain internal reorganization transactions undertaken as part of the Separation, be generally recognized and treated as a tax neutral restructuring for Swiss tax purposes; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Separation and the relationship of SpinCo and Holcim and their respective Groups.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(1)
“Accounts” has the meaning assigned to such term in Section 2.4.

(2)
“Adversarial Action” means (i) a Proceeding by a member of the Holcim Group, on the one hand, against a member of the SpinCo Group, on the other hand, or (ii) a Proceeding by a member of the SpinCo Group, on the one hand, against a member of the Holcim Group, on the other hand.

(3)
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, following the Distribution, no member of either Group shall be deemed to be an Affiliate of any member of the other Group, including by reason of having common stockholders or one or more directors in common.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise.

(4)
“Agent” means UBS AG, as the Swiss settlement agent appointed by Holcim to facilitate the distribution of SpinCo Shares to the holders of Holcim Shares pursuant to the Distribution.

(5)
“Agreement” has the meaning assigned to such term in the Preamble hereto.

(6)
“Amended Financial Reports” has the meaning assigned to such term in Section 7.3(g).

(7)
“Ancillary Agreements” means the Employee Matters Agreement, the Tax Matters Agreement, the IP Cross-License Agreement, the Transition Services Agreement, the Trademark License Agreement, the Continuing Arrangements, the other agreements set forth on Schedule 1.1(7) and such other written agreements, documents or instruments as the Parties may agree are reasonably necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement.

(8)
“Asset” means assets, properties, interests, claims, rights, remedies and recourse (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following (regardless of any potential overlap):

(i)          all accounting and other legal and business books, records, ledgers and files, whether printed, electronic or written;

(ii)        all computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii)        all inventories of products, goods, materials, parts, raw materials and supplies;

(iv)        all interests in real property of whatever nature, including easements, rights-of-way, leases, subleases, licenses or other occupancy agreements, whether as fee owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, licensor, lessee, sublessee, licensee or otherwise;

(v)        all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi)        all Contracts and any rights or claims (whether accrued or contingent) arising under any Contracts;

(vii)       all deposits, letters of credit and performance and surety bonds;

(viii)    all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix)        all Intellectual Property;

(x)         all IT Assets;

(xi)        all Personal Data;

(xii)      all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xiii)     all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiv)     all claims, rights, remedies and recourse against any Person, whether sounding in tort, contract or otherwise, whether accrued or contingent;

(xv)      all claims, rights, remedies and recourse under insurance policies and all rights in the nature of insurance, indemnification, reimbursement or contribution;

(xvi)     all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(xvii)    all cash or Cash Equivalents, bank accounts, brokerage accounts, lock boxes and other deposit arrangements; and

(xviii)   all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(9)
“Business” means the SpinCo Business and/or the Holcim Business, as the context requires.

(10)
“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in the city of New York, New York, or Zug, Switzerland.

(11)
“Business Entity” means any corporation, partnership, trust, limited liability company, joint venture, or other incorporated or unincorporated organization or other entity of any kind or nature (including those formed, organized or otherwise existing under the Laws of jurisdictions outside the United States or Switzerland).

(12)
“Cash Equivalents” means (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(13)
“CEST” has the meaning assigned to such term in the Recitals hereto.

(14)
“CGL Policies” has the meaning assigned to such term in Section 9.1(b)(ii).

(15)
“Code” has the meaning assigned to such term in the Recitals hereto.

(16)
“Confidential Information” means business, operations, Know-How, or other information, data or material, whether in written, oral (including by recording), electronic, or visual form (except to the extent that such Know-How, information, data or material can be shown to have been (i) in the public domain through no action of such Party or its Affiliates in violation of this Agreement or (ii) lawfully acquired from other sources by such Party or its Affiliates to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality or fiduciary obligations).

(17)
“Consents” means any consents, waivers, amendments, notices, reports or other filings to be obtained from or made to any Third Party, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any Third Parties, including any Third Party to a Contract and any Governmental Authority.

(18)
“Continuing Arrangements” means those arrangements set forth on Schedule 1.1(18).

(19)
“Contract” means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(20)
“Controller” means, in addition to any definition for any corollary term provided by Data Protection Laws, the Person who or that determines the purposes and means of the Processing of Personal Data.

(21)
“Copyrights” means copyrightable works, copyrights (including in product label or packaging artwork or templates), moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof.

(22)
“Crime Policies” has the meaning assigned to such term in Section 9.1(b)(vi).

(23)
“Cum-Dividend Time” means 5:40 p.m., Zurich Time, on the trading day immediately prior to the Ex-Dividend Date.

(24)
“Cyber Policies” has the meaning assigned to such term in Section 9.1(b)(v).

(25)
“D&O Policies” has the meaning assigned to such term in Section 9.1(b)(iv).

(26)
“Data Protection Laws” means the following to the extent applicable from time to time: (a) the California Consumer Privacy Act, as amended by the California Privacy Rights Act, (b) the General Data Protection Regulation (2016/679) (“GDPR”), the GDPR as transposed into the national laws of the United Kingdom (“UK GDPR”), (c) any national law supplementing the GDPR and UK GDPR, (d) the Swiss Federal Act on Data Protection, and (e) any other data protection or privacy Laws or binding codes of practice or guidelines issued by or with the approval of a relevant data protection authority applicable to the Processing of Personal Data (as amended and/or replaced from time to time).

(27)
“Data Subject” means, in addition to any definition for any corollary term provided by Data Protection Laws, any identified or identifiable natural person to whom the Personal Data relates.

(28)
“Delayed Transfer Asset or Liability” has the meaning assigned to such term in Section 2.6(b).

(29)
“Dispute” has the meaning assigned to such term in Section 8.1.

(30)
“Dispute Notice” has the meaning assigned to such term in Section 8.2(a).

(31)
“Distribution” has the meaning assigned to such term in the Recitals hereto.

(32)
“Distribution Disclosure Documents” means any registration statement and all exhibits thereto (including any registration statement on Form 10) and any information statement, prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, which offers for sale or registers the Transfer or distribution of any security of SpinCo or any of its controlled Affiliates.

(33)
“Distribution Steps Plan” means the steps plan prepared in respect of the Distribution and substantially in the form attached as Schedule 2 hereto.

(34)
“Effective Time” means [immediately prior to the time at which the Distribution is effective]/[12:01am Central European Time] on the Ex-Dividend Date.

(35)
“Employee Matters Agreement” means the employee matters agreement by and between Holcim and SpinCo, dated as of the date hereof and substantially in the form attached as Exhibit A hereto.

(36)
“English Courts” has the meaning assigned to such term in Section 8.3(g)

(37)
“Environmental Claim” means any Proceeding by any Person alleging Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, release of, or exposure to any Hazardous Substances; (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws; or (iv) the remediation of any Hazardous Substance.

(38)
“Environmental Law” means all Laws, including all judicial, administrative and regulatory orders, determinations, and consent agreements or decrees, relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including Laws relating to: (i) the exposure to, or presence, release or threatened release of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, release, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure, permitting and reporting requirements respecting Hazardous Substances, in each case enacted at the Effective Time (regardless of whether the effective date relating thereto is before or after the Distribution).

(39)
“Environmental Liabilities” means any Liabilities arising out of, resulting from or relating to any Environmental Law, Environmental Claim or, to the extent relating to the environment or Hazardous Substances, any Contract or agreement, including (i) fines, penalties, judgments, awards, settlements, losses, expenses and disbursements; (ii) costs of defense (including attorney’s fees and fees of other Third Party advisors) and other responses to any administrative or judicial action (including notices, information requests, claims, complaints, suits and other assertions of liability); (iii) responsibility for any investigation, response, reporting, permitting, remediation, monitoring or cleanup costs, injunctive relief, natural resource damages, financial assurance requirements (including performance bonds) and any other environmental compliance or remedial measures, in each case known or unknown, foreseen or unforeseen; and (iv) costs of seeking cost recovery or contribution, including outside attorney’s fees and other litigation expenses.

(40)
“Environmental Permit” means any permit, license, approval or other authorization under any applicable Law or of any Governmental Authority relating to Environmental Laws.

(41)
“Ex-Dividend Date” means the date of (i) the consummation of the Distribution, which shall be determined by the Holcim Board, subject to receipt of Shareholder Approval and (ii) the commencement of trading of SpinCo Shares on a standalone basis on NYSE.

(42)
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(43)
“Financing Disclosure Documents” shall mean any documents relating to any debt issuance of SpinCo or its Subsidiaries prior to the Distribution or otherwise relating to the SpinCo Financing Arrangements, including, without limitation, any offer memorandum, exchange offering memorandum confidential information memorandum, registration statement, lender presentation, credit agreement or other bank financing arrangement, exchange agreement, purchase agreement (including the representations, warranties and covenants contained therein) and any other agreements or arrangements entered into in connection with the foregoing, including those related to a bond issuance, bond exchange offer, bridge facility or revolving credit facility.

(44)
“FinSA” means the Swiss Federal Act on Financial Services dated 15 June 2018 (SR 950.1);

(45)
“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents, substitutions, approvals, amendments, registrations, permits or authorizations to be obtained from, any Governmental Authority.

(46)
“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including NYSE, SIX and any similar self-regulatory body under applicable securities Laws.

(47)
“Group” means the Holcim Group and/or the SpinCo Group, as the context requires.

(48)
“Hazardous Substances” means (i) any material, substance, chemical, or waste (or combination thereof) that (1) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, waste, or the environment or (2) can form the basis of any Liability under any Law relating to pollution, waste, or the environment; and (ii) any petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), chlorinated hydrocarbons (including PCE, TCE, PCA, TCA and associated breakdown products), asbestos and asbestos-containing materials, radon, mold, fungi and other substances, including related precursors and breakdown products.

(49)
“Holcim” has the meaning assigned to such term in the Preamble hereto.

(50)
“Holcim AGM” has the meaning assigned to such term in the Recitals hereto.

(51)
“Holcim AGM Materials” means the shareholder information brochure and Holcim AGM invitation with respect to, among other things, the Shareholder Approval that were made available to holders of Holcim Shares, which contained the procedures for voting Holcim Shares and other details regarding the Holcim AGM during which holders of Holcim Shares will vote on, among other things, certain matters required for the Distribution; provided that Holcim AGM Materials shall not include any Distribution Disclosure Documents, Financing Disclosure Document or SpinCo Disclosure Document.

(52)
“Holcim AGM Resolution” means the resolution passed by a majority of Holcim Shares represented at the Holcim AGM with respect to the Distribution, substantially in the form attached as Schedule 3 hereto.

(53)
“Holcim Assets” means (i) Holcim’s or any of its Subsidiaries’ (including the members of the Holcim Group and the members of the SpinCo Group) right, title and interest in and to, as of the Effective Time, any and all Assets that are not SpinCo Assets and (ii) Specified Holcim Assets.

(54)
“Holcim Board” has the meaning assigned to such term in the Recitals hereto.

(55)
“Holcim Business” means (i) the business, activities and operations of Holcim or any of its Affiliates (such Affiliates measured as of the Effective Time and including the members of the SpinCo Group and the members of the Holcim Group) in or with respect to the manufacturing of cement, aggregates, ready-mix concrete, asphalt, roofing systems and other building solutions as conducted outside of the SpinCo Jurisdictions, as well as other support operations in Colombia, at any time prior to the Distribution by them or any of their current or former affiliates, subsidiaries, divisions or businesses, (ii) any other business conducted primarily through the use of the Holcim Assets as of the Effective Time, and (iii) the businesses and operations of the Post-Spin Holcim Entities acquired or established by or for Holcim or any of its Subsidiaries after the Effective Time.

(56)
“Holcim Controlled Existing Actions” has the meaning assigned to such term in Section 6.11(c).

(57)
“Holcim Group” means (i) Holcim and each of its Subsidiaries immediately following the Distribution and (ii) each Person that becomes a Subsidiary of Holcim after the Distribution, in each case, other than the members of the SpinCo Group.

(58)
“Holcim Indemnified Parties” has the meaning assigned to such term in Section 6.3.

(59)
“Holcim Insurance Policies” has the meaning assigned to such term in Section 9.1(a).

(60)
“Holcim Liabilities” means any and all Liabilities of either Party or any of its Subsidiaries that (i) are not SpinCo Liabilities or (ii) are Specified Holcim Liabilities.  The Holcim Liabilities shall in no event include any Liabilities (including Liabilities under SpinCo Contracts and SpinCo Liabilities) that (1) are related to Taxes which are governed exclusively by the Tax Matters Agreement or (2) are expressly allocated by the Employee Matters Agreement, which are governed exclusively thereby.  Holcim shall be liable for Holcim Liabilities following the Distribution regardless of (A) when or where such Liabilities arose or arise, (B) where or against whom such Liabilities are asserted or determined, (C) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Holcim Group or SpinCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, and (D) which entity is named in any Proceeding associated with any Liability.

(61)
“Holcim Released Parties” has the meaning assigned to such term in Section 6.1(b).

(62)
“Holcim Shares” has the meaning assigned to such term in the Recitals hereto.

(63)
“Holcim Swiss Share Register” has the meaning set forth in Section 4.1(c).

(64)
“ICC” has the meaning assigned to such term in Section 8.3(a).

(65)
“ICC Court” has the meaning assigned to such term in Section 8.3(c)(i).

(66)
“Indebtedness” means, of any specified Person, (i) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (ii) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (iv) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (v) all capital lease obligations of such specified Person, (vi) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (vii) any Liability of others of a type described in any of the preceding clauses (i) through (vii) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a guarantee.

(67)
“Indemnifiable Loss” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including reasonable costs and expenses of any and all Proceedings and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(68)
“Indemnified Party” or “Indemnified Parties” has the meaning assigned to such term in Section 6.2.

(69)
“Indemnifying Party” means SpinCo, for any indemnification obligation arising under Section 6.3, and Holcim, for any indemnification obligation arising under Section 6.2.

(70)
“Indemnity Payment” has the meaning assigned to such term in Section 6.7(a).

(71)
“Information” means information, content and data (including Personal Data) in written, oral, electronic, computerized, digital or other tangible or intangible media, including (a) books and records, whether accounting, legal or otherwise; ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples and flow charts; marketing plans, customer names and information (including prospects); technical information, including such information relating to the design, operation, maintenance, testing, test results, development, and manufacture of any Party’s or its Affiliate’s product or facilities (including product or facility specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; maintenance and inspection procedures and records; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms); assembly code, software, firmware, programming data, databases, and all information referred to in the same; product costs, margins and pricing; product marketing studies and strategies; product stewardship and safety; all other Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents, (b) information contained in Patents and Know-How, and (c) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, business strategies, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(72)
“Information Statement” means the information statement of SpinCo, included as Exhibit 99.1 to the Registration Statement, to be distributed or made available to holders of Holcim Shares in connection with the Distribution, including any amendments or supplements thereto.

(73)
“Intellectual Property” means any and all rights (created or arising in any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) to the extent arising from or related to intellectual property, including (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) rights in Know-How, (v) rights in Software, (vi) all registrations and applications for registration of any of the foregoing clauses (i) through (v), and (vii) all rights and remedies against past, present and future infringement, misappropriation or other violation thereof.

(74)
“Intergroup Indebtedness” means any receivables, payables, accounts, advances, loans, guarantees, commitments and indebtedness for borrowed funds between any member of the Holcim Group, on the one hand, and any member of the SpinCo Group, on the other hand, that exists prior to the Distribution and is reflected in the records of the relevant members of the Holcim Group and the SpinCo Group, except for any such receivable, payable or loan that arises pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements and any other agreements entered into in the ordinary course of business at or following the Distribution.

(75)
“Internal Reorganization Steps Plan” means the series of internal reorganization transactions undertaken to effectuate the Separation and Distribution, as described in the steps plan, dated as of [●] and substantially in the form attached as Schedule 1 hereto, as it may be amended by mutual written agreement by Holcim and SpinCo from time to time.

(76)
“IP Cross-License Agreement” means the intellectual property cross-license agreement by and between Holcim and SpinCo (or their respective Affiliates), to be entered into at or prior to the Effective Time, substantially in the form attached as Exhibit D hereto.

(77)
“IT Assets” means all Software, computer systems, information technology and telecommunications equipment, databases, internet protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) to the extent relating to any of the foregoing (including software license agreements, source code escrow agreements, information technology support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, outsourcing agreements, service provider agreements, interconnection agreements, permits, radio licenses and telecommunications agreements), in each case, excluding any Know-How contained therein that is not intrinsically related to the operation or maintenance of such IT Assets.

(78)
“Joint Actions” has the meaning assigned to such term in Section 6.11(d).

(79)
“Know-How” means all trade secrets and other confidential or proprietary information, know-how and technical data, including any that comprise financial, business, scientific, technical, economic, or engineering information and instructions, including any confidential or proprietary raw materials, material lists, raw material specifications, manufacturing or production files or specifications, plans, drawings, blueprints, design tools, quality assurance and control procedures, simulation capability, research data, manuals, compilations, reports, including technical reports and research reports, analyses, formulas, formulations, designs, prototypes, methods, techniques, processes, rights in research, development, manufacturing, financial, marketing and business data, pricing and cost information, customer and supplier lists and information, procedures, inventions, and invention disclosure documents, in each case, other than published and issued Patents.

(80)
“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

(81)
“Liabilities” means all debts, liabilities, obligations, responsibilities, losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, reserved or unreserved, liquidated or unliquidated, foreseen or unforeseen, on or off balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising under or in connection with any Law (including any Environmental Law and any Laws relating to Intellectual Property), or other pronouncements of Governmental Authorities constituting a Proceeding, order or consent decree of any Governmental Authority or any award of any arbitral authority, and those arising under any Contract, agreement, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express covenant or warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of Third Party administrators, and costs related thereto or to the investigation or defense thereof.

(82)
“Managing Party” has the meaning assigned to such term in Section 6.11(d).

(83)
“Marine Policies” has the meaning assigned to such term in Section 9.1(b)(iii).

(84)
“Mixed Claim” has the meaning assigned to such term in Section 6.4(f).

(85)
“Negotiation Period” has the meaning assigned to such term in Section 8.2(a).

(86)
“Non-Managing Party” has the meaning assigned to such term in Section 6.11(d).

(87)
“NYSE” means the New York Stock Exchange.

(88)
“Party” or “Parties” has the meaning assigned to such term in the Preamble hereto.

(89)
“Patents” means patents, patent applications (including patents issued thereon) and patents of importation, certificates of addition, design patents and utility models, including reissues, divisionals, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof.

(90)
“Permit Transferee” means Holcim or SpinCo, or another member of their respective Group, that requires a permit, including any Environmental Permit, to be transferred or issued to it with respect to the properties, businesses, and operations being conveyed or Transferred to it pursuant to this Agreement.

(91)
“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

(92)
“Personal Data” means (a) any information that can identify, relate to, describe, be associated with, or be reasonably capable of being associated with a particular individual, and (b) any information that constitutes “personal information,” “personal data,” “personally identifiable information” or other corollary term under Data Protection Laws.

(93)
“Personal Data Breach” means the accidental or unlawful destruction, loss, alteration, unauthorized disclosure, exfiltration, or theft of, or access to, Personal Data, including corollary terms under Data Protection Laws.

(94)
“Post-Distribution Claims” has the meaning assigned to such term in Section 9.1(a).

(95)
“Post-Spin Holcim Entities” has the meaning assigned to such term in Section 2.2(c)(ii).

(96)
“Post-Spin SpinCo Entities” has the meaning assigned to such term in Section 2.2(c)(i).

(97)
“Pre-Distribution Claims” has the meaning assigned to such term in Section 9.1(b).

(98)
“Pre-Separation Disclosure” means any form, statement, schedule or other material (other than the Distribution Disclosure Documents or Financing Disclosure Documents) that Holcim, SpinCo, or any of their respective Affiliates filed with or furnished to the SEC, any other Governmental Authority, or holders of any securities of Holcim or any of its Affiliates, in each case, prior to the Distribution and in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(99)
“Presiding Arbitrator” has the meaning assigned to such term in Section 8.3(c)(i).

(100)
“Privilege” has the meaning assigned to such term in Section 7.7(a).

(101)
“Privileged Information” has the meaning assigned to such term in Section 7.7(a).

(102)
“Proceeding” means any claim, charge, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, subpoena, proceeding, or investigation of any kind by or before any court, grand jury, Governmental Authority, or any arbitral or mediation authority.

(103)
“Processing” (and its cognates) means, in addition to any definition for any corollary term provided by Data Protection Laws, any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

(104)
“Property Policies” has the meaning assigned to such term in Section 9.1(b)(i).

(105)
“Records” means all books, records and other documents, books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.

(106)
“Registration Statement” means the Registration Statement on Form 10 of SpinCo (which includes the Information Statement) relating to the registration under the Exchange Act of SpinCo Shares, including all amendments or supplements thereto, and confirmed to be deemed approved by the SIX Prospectus Office as a Swiss listing prospectus within the meaning of article 54 of the FinSA.

(107)
“Rules” has the meaning assigned to such term in Section 8.3(a).

(108)
“SEC” means the United States Securities and Exchange Commission or any successor agency thereto.

(109)
“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(110)
“Separation” has the meaning assigned to such term in the Recitals hereto.

(111)
“Shared Contract” means any Contract of any member of the SpinCo Group or Holcim Group that, as of the Effective Time, relates in any material respect to both the SpinCo Business, on the one hand, and the Holcim Business, on the other hand in respect of rights or performance obligations for periods of time after the Distribution, excluding Contracts comprising IT Assets (other than SpinCo IT Assets).

(112)
“Shared Permit” has the meaning assigned to such term in Section 5.2(b).

(113)
“Shareholder Approval” has the meaning assigned to such term in the Recitals hereto.

(114)
“SIX” means SIX Swiss Exchange Ltd.

(115)
“SIX Listing Rules” means the Listing Rules of SIX dated 13 May 2024.

(116)
“SER” means SIX Exchange Regulation AG.

(117)
“SIX Prospectus Office” means the prospectus review office of SER within the meaning of article 52 of the FinSA.

(118)
“Software” means all computer programs (whether in source code, object code or other form), software implementations of algorithms, and related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials to the extent related to any of the foregoing.

(119)
“Specified Holcim Assets” means all of Holcim’s or any of its Subsidiaries’ (including the members of the Holcim Group and the members of the SpinCo Group) right, title and interest in and to, as of the Effective Time, the following Assets, without duplication (except “Specified Holcim Assets” shall not include any Assets relating to Taxes or any Assets allocated pursuant to the Employee Matters Agreement, which shall be governed exclusively by the Tax Matters Agreement and Employee Matters Agreement, respectively):

(i)        all interests in the capital stock of, or other equity interests in, each member of the Holcim Group (other than Holcim) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule 1.1(119)(i) under the captions “Joint Ventures Interests” or “Other Equity Interests”;

(ii)         other than the SpinCo Contracts and subject to Section 2.8, all other Contracts to which Holcim, SpinCo or any of their Affiliates is a party or by which they or any of their respective Affiliates or any of their respective Assets are bound and, subject to Section 2.8, any rights or claims (whether accrued or contingent) of Holcim, SpinCo, or any of their respective Affiliates arising under all Contracts to which Holcim, SpinCo or any of their Affiliates is a party or by which they or any of their respective Affiliates or any of their respective Assets are bound, to the extent related to the Holcim Business;

(iii)        subject to Article IX, any and all rights of any member of the Holcim Group under any Holcim Insurance Policies;

(iv)        the Assets listed or described on Schedule 1.1(119)(iv) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the Holcim Group;

(v)       any and all Intellectual Property (excluding Software, which for clarity is governed by Section 1.1(119)(vi)) owned by Holcim, SpinCo, or any of their respective Affiliates as of the Effective Time, in each case to the extent that such Intellectual Property is (1) a registration or application for registration of Intellectual Property, or is valid, enforceable or otherwise protectable under the Laws, in any jurisdiction outside of the SpinCo Jurisdictions (excluding Intellectual Property set forth on Schedule 1.1(122)(iv)), (2) Trademarks to be licensed by Holcim or its Affiliates to SpinCo under the Trademark License Agreement (including, for the avoidance of doubt, the Holcim House Marks (as defined in the Trademark License Agreement)), or (3) otherwise set forth on Schedule 1.1(119)(v);

(vi)       all IT Assets owned, licensed to or by, or held by Holcim, SpinCo, or any of their respective Affiliates as of the Effective Time that are (1) not used exclusively or held for use exclusively in the SpinCo Business, or (2) otherwise set forth on Schedule 1.1(119)(vi);

(vii)      all Cash Equivalents in any Accounts owned by a member of the SpinCo Group, or otherwise in the control of a member of the Holcim Group, as of the Effective Time;

(viii)     (1) any and all real property owned by the Holcim Group as of the Effective Time, except as set forth on Schedule 1.1(119)(viii)(1), including all land and land improvements, structures, buildings, fixtures, audiovisual, telecommunications and other electronic equipment, components and systems attached to or within the walls of, or otherwise integrated into the structure of, a building, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit thereof; and (2) any and all leases or subleases of real property by the Holcim Group as of the Effective Time, except as set forth on Schedule 1.1(119)(viii)(2) including, to the extent provided for in such leases, any land and land improvements, structures, buildings, fixtures, audiovisual, telecommunications and other electronic equipment, components and systems attached to or within the walls of, or otherwise integrated into the structure of, a building, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit of the lessee thereunder (collectively, the “Holcim Properties”); and

(ix)        any collateral securing any Holcim Liability as of the Effective Time.

(120)
“Specified Holcim Liabilities” means:

(i)         any and all Liabilities expressly assumed or retained by the Holcim Group pursuant to this Agreement or any Ancillary Agreement, including any obligations and Liabilities of any member of the Holcim Group under this Agreement or the Ancillary Agreements;

(ii)        any and all Liabilities (including Environmental Liabilities) of Holcim, SpinCo, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:

(A)         the operation or conduct of the Holcim Business, as conducted at any time prior to, on or after the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Holcim, SpinCo, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Holcim Business);

(B)         the operation or conduct of any business conducted by any member of the Holcim Group at any time after the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Holcim or any of its Affiliates after the Distribution (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Holcim Business); or

(C)         any Holcim Assets whether arising before, on or after the Distribution (other than, with respect to any Contract that is a Holcim Asset and subject to Section 2.8, any Liabilities to the extent related to the operation or conduct of the SpinCo Business);

In the event of any conflict between this Section 1.1(120)(ii) and any other subsection of this Section 1.1(120), such subsection which specifically addresses any Liability shall control with respect thereto; provided that nothing herein shall be construed to limit Holcim’s liability for its own conduct following the Distribution pursuant to Section 1.1(120)(ii)(B);

(iii)       any and all Liabilities (including under applicable U.S. federal and state securities laws and under applicable Swiss laws) relating to, arising out of or resulting from (x) any statement in a Distribution Disclosure Document or Financing Disclosure Document that expressly relates to the Holcim Business, (y) any statement in a SpinCo Disclosure Document filed prior to the Effective Time that expressly relates to the Holcim Business or (z) any Holcim AGM Materials;

(iv)        any and all accounts payable to the extent related to or arising out of the SpinCo Business or any other Holcim Liability;

(v)         any and all Liabilities relating to, arising out of or resulting from (1) the Proceedings set forth on Schedule 1.1(120)(v)(1) and (2) the Proceedings set forth on Schedule 1.1(120)(v)(2), but in the case of this clause (2), solely to the extent related to the Holcim Business or the Holcim Assets (or as specified therein); and

(vi)        notwithstanding anything to the contrary set forth in subsections (i)-(v) hereof, the Liabilities listed or described on Schedule 1.1(120)(vi).

(121)
“SpinCo” has the meaning assigned to such term in the Preamble hereto.

(122)
“SpinCo Assets” means all of Holcim’s or any of its Subsidiaries’ (including the members of the Holcim Group and the members of the SpinCo Group) right, title and interest in and to, as of the Effective Time, the following Assets (except “SpinCo Assets” shall not include any Assets relating to Taxes or any Assets allocated pursuant to the Employee Matters Agreement, which shall be governed exclusively by the Tax Matters Agreement and Employee Matters Agreement, respectively):

(i)         all interests in the capital stock of, or other equity interests in, each member of the SpinCo Group (other than SpinCo) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule 1.1(122)(i) under the captions “Joint Ventures Interests” or “Other Equity Interests”;

(ii)         all SpinCo Contracts, and, subject to Section 2.8, any rights or claims (whether accrued or contingent) of Holcim, SpinCo, or any of their respective Affiliates, arising thereunder, and any other rights or claims (whether accrued or contingent) primarily relating to or arising from any SpinCo Asset or the SpinCo Business;

(iii)        to the extent the category of such Asset is not already covered by subclauses (i)–(ii) or (iv)-(xv) of this definition, and subject to the express terms thereof, all Assets that are primarily used, or held for use primarily in, the SpinCo Business, including;

(A)       all tangible personal property and interests therein, including machinery, equipment, computer hardware, furniture, fixtures, tools, equipment, vehicles, raw materials, works-in-process, supplies, parts, finished goods and products and other inventories (including any goods, products or other inventories held at any location controlled by a member of either Group or held by a customer on consignment for a member of either Group, any goods, products or other inventories purchased by a member of either Group that are in transit and any goods, products or other inventories sold to or loaned to a customer or Third Party that are in transit to be returned to a member of either Group), in each case that are primarily used, or held for use primarily in, the operation or conduct of the SpinCo Business or that are produced for use or sale by the SpinCo Business, including those set forth on Schedule 1.1(122)(iii)(A), excluding in each case any IT Assets; and

(B)          (1) all Records primarily relating to the SpinCo Business (except to the extent in the possession of Holcim or any member of the Holcim Group as of immediately following the Distribution, in which case only copies thereof and to the extent the subject of a reasonably detailed request if requested pursuant to Section 7.2) and (2) copies of the portions of all Records that relate to, but do not primarily relate to, the SpinCo Business;

(iv)       any and all Intellectual Property (excluding Software, which for clarity is governed by Section 1.1(122)(v)) owned by Holcim, SpinCo, or any of their respective Affiliates as of the Effective Time, in each case to the extent that such Intellectual Property is (1) a registration or application for registration of Intellectual Property, or is valid, enforceable or otherwise protectable under the Laws, in each of the SpinCo Jurisdictions (excluding Intellectual Property set forth on Schedule 1.1(119)(v) and Trademarks to be licensed by Holcim or its Affiliates to SpinCo under the Trademark License Agreement (including, for the avoidance of doubt, the Holcim House Marks (as defined in the Trademark License Agreement))), or (2) otherwise set forth on Schedule 1.1(122)(iv);

(v)         all IT Assets owned, licensed to or by, or held by Holcim, SpinCo, or any of their respective Affiliates as of the Effective Time that are (1) used exclusively or held for use exclusively in the SpinCo Business, or (2) otherwise set forth on Schedule 1.1(122)(v) (such IT Assets described by this Section 1.1(122)(v) the “SpinCo IT Assets”);

(vi)       all accounts and notes receivable owed to a member of the SpinCo Group (including, for the avoidance of doubt, such portion of any accounts and notes receivable of the Holcim Group attributable to goods or services sold or provided by the SpinCo Business);

(vii)      all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case held by any member of the SpinCo Group (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the Holcim Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the SpinCo Business or the ownership or operation of the SpinCo Assets), including those set forth on Schedule 1.1(122)(vii);

(viii)     all rights, claims, causes of action and credits to the extent relating to any SpinCo Asset or SpinCo Liability (other than to the extent related to a Holcim Liability), including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right, including those set forth on Schedule 1.1(122)(viii); provided for the avoidance of doubt, that nothing in this Section 1.1(122)(viii) shall alter the ownership, including as between the Parties, of any Intellectual Property underlying or providing any such rights, claims, causes of action or credits;

(ix)       (1) any and all real property owned by the SpinCo Group as of the Effective Time, except as set forth on Schedule 1.1(122)(ix)(1), including all land and land improvements, structures, buildings, fixtures, audiovisual, telecommunications and other electronic equipment, components and systems attached to or within the walls of, or otherwise integrated into the structure of, a building, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit thereof; and (2) any and all leases or subleases of real property by the SpinCo Group as of the Effective Time, except as set forth on Schedule 1.1(122)(ix)(2) including, to the extent provided for in such leases, any land and land improvements, structures, buildings, fixtures, audiovisual, telecommunications and other electronic equipment, components and systems attached to or within the walls of, or otherwise integrated into the structure of, a building, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit of the lessee thereunder (collectively, the “SpinCo Properties”);

(x)         any and all licenses, permits, registrations, approvals and authorizations issued by any Governmental Authority to or in the name of a member of the SpinCo Group as of the Effective Time, except any licenses, permits, registrations, approvals and authorizations set forth on Schedule 1.1(122)(x);

(xi)       all Accounts owned by a member of the SpinCo Group (but subject to subclause (xii) of this definition with respect to any Cash Equivalents contained therein);

(xii)      all Cash Equivalents in any Accounts owned by a member of the SpinCo Group, or otherwise in the control of a member of the SpinCo Group, as of the Effective Time;

(xiii)     any and all Assets (other than Intellectual Property, IT Assets, Cash Equivalents and equity interests of any Person) reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for SpinCo or any member of the SpinCo Group subsequent to the date of the SpinCo Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the SpinCo Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the SpinCo Balance Sheet (including dispositions of any Assets acquired after the date of the SpinCo Balance Sheet);

(xiv)      subject to Article IX and other than Holcim Insurance Policies, any and all rights of any member of the SpinCo Group under any insurance policies acquired prior to the Effective Time directly by and in the name of SpinCo or a member of the SpinCo Group and that provide coverage solely for one or more members of the SpinCo Group; and

(xv)       the Assets listed or described on Schedule 1.1(122)(xv) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the SpinCo Group.

Notwithstanding the foregoing, the SpinCo Assets shall in no event include the Specified Holcim Assets.

(123)
“SpinCo Balance Sheet” means the unaudited pro forma condensed combined balance sheet of the SpinCo Business included in the Information Statement and prepared to give effect to the transactions contemplated hereby, as of [●].

(124)
“SpinCo Business” means (i) the business, activities and operations of Holcim or any of its Affiliates (such Affiliates measured as of the Effective Time and including the members of the SpinCo Group and the members of the Holcim Group) in or with respect to the manufacturing of cement, aggregates, ready-mix concrete, asphalt, roofing systems and other building solutions, as conducted in each of the jurisdictions specified on Schedule 1.1(132) (collectively, the “SpinCo Jurisdictions”) as well as certain support operations in Colombia, certain leased office space in Switzerland and certain trading operations (as such trading operations are summarized in the Information Statement), at any time prior to the Distribution by them or any of their current or former affiliates, subsidiaries, divisions or businesses, (ii) any other business conducted primarily through the use of the SpinCo Assets as of the Effective Time, and (iii) the businesses and operations of the Post-Spin SpinCo Entities acquired or established by or for SpinCo or any of its Subsidiaries after the Effective Time.

(125)
“SpinCo Contracts” means the following Contracts to which any Party or any of its Subsidiaries or Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for leases for real property:

(i)          any Contract that relates exclusively to the SpinCo Business;

(ii)       any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, transferred or assigned to, any member of the SpinCo Group; and

(iii)        the Contracts listed or described on Schedule 1.1(125)(iii).

(126)
“SpinCo Controlled Existing Actions” has the meaning assigned to such term in Section 6.11(b).

(127)
“SpinCo Disclosure Document” means any form, statement, schedule or other material (other than the Distribution Disclosure Documents or Financing Disclosure Documents) filed with or furnished to the SEC, any other Governmental Authority, the SIX Prospectus Office or holders of any securities of any member of the SpinCo Group, in each case, before, at or after the Effective Time by or on behalf of any member of the SpinCo Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(128)
[“SpinCo Financing Arrangements” means the financing arrangements described on Schedule 1.1(128).]

(129)
“SpinCo Group” means SpinCo and each Person that is a Subsidiary of SpinCo as of the Effective Time (but after giving effect to the Internal Reorganization Steps Plan), and each Person that becomes a Subsidiary of SpinCo after the Effective Time.

(130)
“SpinCo Group Employees” has the meaning assigned to such term in the Employee Matters Agreement.

(131)
“SpinCo Indemnified Parties” has the meaning assigned to such term in Section 6.2.

(132)
“SpinCo Jurisdictions” means each of the jurisdictions specified on Schedule 1.1(132).

(133)
“SpinCo Liabilities” means all of the following Liabilities of either Party or any of its Subsidiaries:

(i)          any and all Liabilities expressly assumed or retained by the SpinCo Group pursuant to this Agreement or the Ancillary Agreements, including any obligations and Liabilities of any member of the SpinCo Group under this Agreement or the Ancillary Agreements;

(ii)         any and all Liabilities (including Environmental Liabilities) of Holcim, SpinCo, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:

(A)        the operation or conduct of the SpinCo Business, as conducted at any time prior to, on or after the Distribution (including any Liability (x) to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Holcim, SpinCo, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority) with respect to the SpinCo Business and (y) that relates to or arises out of any Contract that is a Holcim Asset, solely to the extent related to the operation or conduct of the SpinCo Business prior to the Distribution);

(B)         the operation or conduct of any business conducted by any member of the SpinCo Group at any time after the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of SpinCo or any of its Affiliates after the Distribution (whether or not such act or failure to act is or was within such Person’s authority) with respect to the SpinCo Business); or

(C)        any SpinCo Assets, whether arising before, on or after the Distribution (including any Liability relating to, arising out of or resulting from any SpinCo Contracts or (but solely to the extent such Liability relates to the operation or conduct of the SpinCo Business));

In the event of any conflict between this Section 1.1(133)(ii) and any other subsection of this Section 1.1(133), such subsection which specifically addresses any Liability shall control with respect thereto; provided that nothing herein shall be construed to limit SpinCo’s liability for its own conduct (and the conduct of any member of the SpinCo Group) following the Distribution pursuant to Section 1.1(133)(ii)(B); provided, further, that, in respect of any lease or sublease for real property, only those Liabilities relating to, arising out of or resulting from the leases or subleases of SpinCo Properties shall be a SpinCo Liability;

(iii)        any and all Liabilities (including under applicable U.S. federal and state securities laws and under applicable Swiss laws) relating to, arising out of or resulting from any SpinCo Disclosure Document, Distribution Disclosure Document or Financing Disclosure Document (including the preparation and publication thereof and any and all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, with respect to all information contained therein) in each case except for Liabilities constituting Holcim Liabilities;

(iv)       any and all Liabilities relating to, arising out of or resulting from (x) the SpinCo Financing Arrangements (including Liability for any Indebtedness for borrowed money incurred in connection therewith) and any and all fees, costs and expenses, including legal fees and costs, associated therewith or with the raising of funds or incurrence of Indebtedness for borrowed money in connection therewith (whether unpaid as of the time of the Distribution or arising thereafter) or (y) any other Indebtedness outstanding as of the Effective Time to the extent related to the operation or conduct of the SpinCo Business and any Indebtedness incurred by any member of the SpinCo Group following the Effective Time;

(v)         any and all Liabilities relating to, arising out of or resulting from (1) the Proceedings set forth on Schedule 1.1(133)(v)(1) and (2) the Proceedings set forth on Schedule 1.1(133)(v)(2), but in the case of this clause (2), solely to the extent related to the SpinCo Business or the SpinCo Assets or as may be specified therein;

(vi)        any and all Liabilities reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for SpinCo or any member of the SpinCo Group subsequent to the date of the SpinCo Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the SpinCo Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the SpinCo Balance Sheet; it being understood that (1) the SpinCo Balance Sheet and the accounting records supporting such balance sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (vi); and (2) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (vi) or otherwise dispositive of the amount thereof pursuant to this or the other clause of this definition;

(vii)       any and all Liabilities relating to, arising out of or resulting from any (1) indemnification obligations to any current or former director or officer of the SpinCo Group and (2) ownership of the equity, partnership, membership, joint venture and similar interests set forth on Schedule 1.1(122)(i) under the captions “Joint Ventures Interests” or “Other Equity Interests”;

(viii)      any and all accounts payable to the extent related to or arising out of the Holcim Business or any other SpinCo Liability; and

(ix)        notwithstanding anything to the contrary set forth in subsections (i)-(vii) hereof, the Liabilities set forth on Schedule 1.1(133)(ix).

Notwithstanding the foregoing, the SpinCo Liabilities shall in any event not include any Specified Holcim Liabilities; provided that no Specified Holcim Liabilities shall be construed to limit any Liability of SpinCo in subsection (ii) or (iv) hereof which shall at all times be entirely a SpinCo Liability; provided, further, that this clause shall not limit any sharing of Liabilities as otherwise set forth in this definition and the definition of Specified Holcim Liabilities.

(134)
“SpinCo Properties” has the meaning assigned to such term in Section 1.1(122)(ix).

(135)
“SpinCo Released Parties” has the meaning assigned to such term in Section 6.1(a).

(136)
“SpinCo Shares” has the meaning assigned to such term in the Recitals hereto.

(137)
“Subsidiary” means with respect to any Person (1) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (2) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(138)
“Swiss CO” means the Swiss Code of Obligations dated 30 March 1911 (SR 220).

(139)
“Tax” or “Taxes” has the meaning assigned to such term in the Tax Matters Agreement.

(140)
“Tax Contest” has the meaning assigned to such term in the Tax Matters Agreement.

(141)
“Tax Matters Agreement” means the tax matters agreement by and between Holcim and SpinCo, substantially in the form attached as Exhibit B hereto.

(142)
“Tax Return” has the meaning assigned to such term in the Tax Matters Agreement.

(143)
“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

(144)
“Third Party Claim” has the meaning assigned to such term in Section 6.4(a).

(145)
“Trademark License Agreement” means the trademark license agreement by and between Holcim and SpinCo (or their respective Affiliates), to be entered into at or prior to the Effective Time substantially in the form attached as Exhibit E hereto.

(146)
“Trademarks” means any trademarks, service marks, certification marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, and other similar designations of source or origin, including all goodwill associated therewith, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.

(147)
“Transfer” has the meaning assigned to such term in Section 2.2(c)(i) and the term “Transferred” shall have its correlative meaning.

(148)
“Transfer Documents” means, collectively, the various instruments, assignments, agreements, Contracts and other documents entered into and to be entered into to effect the transfer and (if applicable) recordation of Assets and the assumption of Liabilities in the manner contemplated by this Agreement (including as contemplated by the Internal Reorganization Steps Plan) or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement (other than the Ancillary Agreements), each of which shall be in such form and dated as of such date as Holcim shall determine.

(149)
“Transition Services Agreement” means the transition services agreement by and between Holcim and SpinCo (or their respective Affiliates), to be entered into at or prior to the Effective Time, substantially in the form attached as Exhibit C hereto.

Section 1.2         References; Interpretation.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  Any action to be taken by the board of directors of a Party may be taken by a committee of the board of directors of such Party if properly delegated by the board of directors of a Party to such committee.  Unless the context otherwise requires:

(a)         the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(b)        references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement;

(c)         the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement;

(d)         the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(e)         any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(f)          any reference to any Law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(g)         unless the context requires otherwise, any references in this Agreement to “Holcim” shall also be deemed to refer to the applicable member of the Holcim Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Holcim or SpinCo shall be deemed to require Holcim or SpinCo, as the case may be, to cause the applicable members of the Holcim Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action;

(h)         the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(i)          all references to “$” or dollar amounts are to the lawful currency of the United States of America;

(j)          any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable;

(k)         references in this Agreement to any time shall be to [New York, New York] time unless otherwise expressly provided herein; and

(l)         as described in Section 10.24, to the extent that the terms and conditions of any Schedule hereto conflicts with the express terms of the body of this Agreement or any Ancillary Agreement, the terms of such Schedule shall control; it being understood that the Parties intend to include in the Schedules hereto any exceptions to the general rules described in the body of this Agreement and to give full effect to such exceptions, with respect to the matters expressly set forth therein.

Section 1.3          Effective Time.  This Agreement shall be effective as of the Effective Time.

Section 1.4          Certain Matters Governed Exclusively by Ancillary Agreements.  As described in more detail in, but subject to the terms and conditions of, Section 10.24, the Tax Matters Agreement, the Employee Matters Agreement, the IP Cross-License Agreement, the Transition Services Agreement and the Trademark License Agreement will govern Holcim’s and SpinCo’s (and their respective Affiliates’) respective rights, responsibilities and obligations after the Distribution with respect to the matters set forth in each such Ancillary Agreement, except as expressly set forth in this Agreement or any other Ancillary Agreement.

ARTICLE II

THE SEPARATION

Section 2.1          General.  Subject to the terms and conditions of this Agreement, including Section 4.4, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof, including the Internal Reorganization Steps Plan.

Section 2.2          The Separation.

(a)         It is the intent of the Parties that prior to consummation of the Distribution, Holcim, SpinCo and their respective Subsidiaries shall complete the Separation and Holcim, SpinCo and their respective Subsidiaries shall be reorganized, to the extent necessary, such that as of the Effective Time, subject to Section 2.6 and the provisions of any Ancillary Agreement, (i) all of Holcim’s and its Subsidiaries’ right, title and interest in and to the SpinCo Assets will be owned or held by a member or members of the SpinCo Group, the SpinCo Business will be conducted by the members of the SpinCo Group and the SpinCo Liabilities will be assumed directly or indirectly by (or retained by) a member of the SpinCo Group; and (ii) all of Holcim’s and its Subsidiaries’ right, title and interest in and to the Holcim Assets will be owned or held by a member or members of the Holcim Group, the Holcim Business will be conducted by the members of the Holcim Group and the Holcim Liabilities will be assumed directly or indirectly by (or retained by) a member of the Holcim Group.

(b)        Prior to the Distribution, except for Transfers contemplated expressly by the Internal Reorganization Steps Plan, this Agreement (including Section 2.6 or Section 2.8 hereof) or the Ancillary Agreements to occur after the Distribution, the Parties shall and shall cause the other members of their Group and their respective then-Affiliates to complete the transactions set forth in the Internal Reorganization Steps Plan (certain of which transactions shall have already been completed prior to the date hereof).

(c)         Prior to the Distribution and, in each case, in accordance with the Internal Reorganization Steps Plan and pursuant to the Transfer Documents (as applicable) and, in connection with the Separation:

(i)         Holcim shall and hereby does (if not effected pursuant to a Transfer Document and effective as of the Effective Time), on behalf of itself and the other members of the Holcim Group (and as required shall and hereby does cause such members) as applicable, transfer, contribute, assign, distribute, and convey, or cause to be transferred, contributed, assigned, distributed and conveyed (“Transfer”), to SpinCo or another applicable member of the SpinCo Group, and SpinCo or such member of the SpinCo Group shall and hereby does (effective as of the Effective Time) accept from Holcim and the applicable members of the Holcim Group, all of Holcim’s and the other Holcim Group members’ respective direct or indirect rights, title and interest in and to the SpinCo Assets, including all of the outstanding shares of capital stock or other ownership interests in the entities listed on Schedule 2.2(c)(i) (the “Post-Spin SpinCo Entities”);

(ii)        SpinCo shall and hereby does (if not effected pursuant to a Transfer Document and effective as of the Effective Time), on behalf of itself and the other members of the SpinCo Group (and as required shall and hereby does cause such members), as applicable, Transfer to Holcim or another applicable member of the Holcim Group, and Holcim or such member of the Holcim Group shall and hereby does accept (effective as of the Effective Time) from SpinCo and the applicable members of the SpinCo Group, all of SpinCo’s and the other SpinCo Group members’ respective direct or indirect rights, title and interest in and to the Holcim Assets held by SpinCo or a member of the SpinCo Group, including all of the outstanding shares of capital stock or other ownership interests in the entities listed on Schedule 2.2(c)(ii) (the “Post-Spin Holcim Entities”); and

(iii)        (A) Holcim shall, or shall cause another member of the Holcim Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the Holcim Liabilities and to the extent not effected pursuant to a Transfer Document, Holcim or the applicable member of the Holcim Group does hereby assume such liabilities and (B) SpinCo shall, or shall cause another member of the SpinCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the SpinCo Liabilities and to the extent not effected pursuant to a Transfer Document, SpinCo or the applicable member of the SpinCo Group does hereby assume such liabilities, in each case regardless of (1) when or where such Liabilities arose or arise, (2) where or against whom such Liabilities are asserted or determined, (3) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Holcim Group or the SpinCo Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (4) which entity is named in any Proceeding associated with any Liability and (5) whether the facts on which they are based occurred prior to, on or after the date hereof.

(d)        Following the Distribution, (i) Holcim shall, or shall cause another member of the Holcim Group to perform, discharge and fulfill, in accordance with their respective terms, all of the Holcim Liabilities and (ii) SpinCo shall, or shall cause another member of the SpinCo Group to perform, discharge and fulfill, in accordance with their respective terms, all of the SpinCo Liabilities.

(e)         It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or assumptions referenced in Section 2.2(c)(i) and Section 2.2(c)(ii) have occurred prior to the date hereof and, as a result, no additional Transfers by any member of the Holcim Group or the SpinCo Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto.

Section 2.3          Settlement of Intergroup Indebtedness.

(a)          Except as set forth in Section 6.1(c), any and all intercompany receivables, payables, loans and balances (other than (i) as specifically provided for under this Agreement or under any Ancillary Agreement or (ii) as have otherwise been settled or terminated prior to the Distribution) shall (x) remain an effective, outstanding obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or, if such terms and conditions are not set forth in writing, the Parties shall cooperate in good faith to amend such agreements on a mutually acceptable arm’s-length basis, including by agreeing to a time period within which such obligation shall be satisfied, and (y) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an intercompany account.

Section 2.4          Bank Accounts; Cash Balances. The Parties intend that, following the Distribution, each party will maintain a separate centralized cash management system to manage its bank and brokerage accounts (“Accounts”). The Parties agree to use commercially reasonable efforts to ensure that, as of the Effective Time, any Accounts owned by each Party or a member of such Party’s Group are de-linked (whether by automatic withdrawal, automatic deposit, or any other authorization to access, control or transfer funds from or to) from any Accounts owned by the other Party or a member of such other Party’s Group. The Parties hereby agree to cooperate with each other and use (and to cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Distribution, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary to give effect to the foregoing, including, but not limited to: (i) reconciling any payments and reimbursements received in one Party’s Accounts after the Effective Time intended for the other Party (including under any Shared Contracts as described in Section 2.8) and (ii) designating a representative from each Party, set forth on Schedule 2.4 (which can be changed after the Distribution at any time by written notice to the other Party), to communicate with each other in good faith (whether by email or other form of telephonic or video communication that is mutually agreeable) to facilitate giving effect to the foregoing. Notwithstanding the foregoing, neither Holcim nor SpinCo, or any member of their respective Groups, shall act as collection agent for the other Party, nor shall either Party, or any member of their respective Groups, act as surety or endorser with respect to non-sufficient funds checks or funds to be returned in a bankruptcy or fraudulent conveyance action.

Section 2.5          Limitation of Liability; Termination of Agreements.

(a)          Except as provided in Section 2.3, Section 2.11 or as set forth in Section 2.5(b) below, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding, whether or not in writing, entered into or existing at or prior to the Effective Time, and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all Contracts, arrangements, course of dealings or understandings between it or any members in its Group, on the one hand, and the other Party, or any members of its Group, on the other hand, effective as of the Effective Time, and any such Liability, whether or not in writing, is hereby irrevocably canceled, released and waived effective as of the Effective Time.  No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution.  Each Party shall, following the Distribution, at the reasonable request of the other Party, take, or cause to be taken, any reasonably requested actions necessary to affect the foregoing if not complete as of the Effective Time.

(b)         The provisions of Section 2.5(a) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i)         this Agreement, the Ancillary Agreements, the Transfer Documents, the Continuing Arrangements and any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby, except that, with respect to any Transfer Documents, Liability shall exist thereunder only to the extent necessary to obtain the remedy of specific performance solely to enforce the Transfer of title or assumption of Liabilities by a Party or member of its Group that has otherwise been provided for by this Agreement or any Ancillary Agreement, and no Party hereto, or any member of its Group, shall be liable for any monetary Liabilities in connection therewith, other than set forth on Schedule 6.1(c)(vi);

(ii)          any Contracts, arrangements, course of dealings or understandings to which any Third Party is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts, arrangements, course of dealings or understandings constitute Holcim Assets, SpinCo Assets, Holcim Liabilities, or SpinCo Liabilities, such Contracts, arrangements, course of dealings or understandings shall be assigned or retained pursuant to this Article II); and

(iii)         any Contracts, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Holcim or SpinCo is a party.

(c)         If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.5(a) and, but for the mistake or oversight of either Party, would have been listed on Schedule 1.1(18) as a Continuing Arrangement as it is reasonably necessary for such affected Party to be able to continue to operate its businesses in substantially the same manner in which such businesses were operated prior to the Distribution and is not otherwise covered under an Ancillary Agreement, then, at the request of such affected Party made within twelve (12) months following the Distribution, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue following the Distribution; provided, however, any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.

Section 2.6          Delayed Transfer of Assets or Liabilities; Wrong Pockets; Mail and Other Packages.

(a)         Nothing herein or in any Ancillary Agreement shall be deemed to require or constitute the Transfer of any Assets or the assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or assumed.  Other than with respect to Shared Contracts (which shall be governed by Section 2.8), to the extent that any Transfers or assumptions contemplated by this Article II (including Section 2.2(a)) or any Ancillary Agreement shall not have been consummated at or prior to the Effective Time, the Parties shall cooperate and use commercially reasonable efforts to effect such Transfers or assumptions, in accordance with the Internal Reorganization Steps Plan or as otherwise contemplated by this Article II or any Ancillary Agreement, as promptly following the Distribution as shall be practicable and the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all such Assets and assumption of all Liabilities contemplated to be Transferred or assumed pursuant to this Article II.

(b)          In the event that any Transfer of Assets or assumption of Liabilities contemplated by this Article II (including Section 2.2(a)) or any Ancillary Agreement has not been consummated as of the Effective Time (any such Asset or Liability, a “Delayed Transfer Asset or Liability”), then from and after the Distribution, to the extent the Parties are reasonably aware of such Delayed Transfer Asset or Liability, the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability.  In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) to the extent the Parties are reasonably aware of such Delayed Transfer Asset or Liability, subject to Section 6.4 treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Delayed Transfer Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Delayed Transfer Asset or Liability is to be transferred or assumed in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Distribution to the relevant member of the Holcim Group or the SpinCo Group, as the case may be, entitled to or who is intended to assume, as applicable, such Asset or Liability.  In furtherance of the foregoing, the Parties agree that as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of such delayed Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(c)        If and when such Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which had caused the deferral of transfer or assumption of any Delayed Transfer Asset or Liability pursuant to this Section 2.6, are obtained or satisfied, the Transfer or assumption (and related novation) of the applicable Delayed Transfer Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement as promptly as practicable after the receipt of such Consents, Governmental Approvals and/or absence or satisfaction of conditions and with any costs associated therewith allocated in the same manner as described in Section 2.6(a).  Notwithstanding the foregoing in this Section 2.6(c), in the event of any conflict between this Section 2.6(c) and Section 6.11, such section shall control.

(d)         The Party (or relevant member of its Group) retaining any Delayed Transfer Asset or Liability shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to or who is intended to assume, as applicable, such Delayed Transfer Asset or Liability, other than reasonable outside attorneys’ fees and recording or similar Third Party fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to or who is intended to assume, as applicable, such Delayed Transfer Asset or Liability; and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be (other than in the event of its gross negligence, fraud or willful misconduct).

(e)         At and prior to the twelve (12) month anniversary of the Effective Time, if either Party determines that it (or any member of its Group) owns any Asset that was allocated by the terms of this Agreement or any Ancillary Agreement to be Transferred to the other Party at the Distribution or that is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or an Asset that such other Party or member of such other Party’s Group was intended to have the right to continue to use, then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to such other Party (or relevant member of its Group) identified as the appropriate transferee and following such Transfer, such Asset shall be a SpinCo Asset or Holcim Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to and consistent with this Agreement and any Ancillary Agreement, including with respect to assumption of associated Liabilities.  In connection with such Transfer, the receiving Party shall assume all Liabilities related to such Asset.

(f)         After the Distribution, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group).  Accordingly, at all times after the Distribution, each Party authorizes the other Party (or any member of its Group) to, subject to Section 7.6, receive and open all mail, packages and other communications received by such Party (or any member of its Group) and not unambiguously intended for such first Party, any member of such first Party’s Group or any of their respective officers, directors, employees or other agents, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 10.3.  The provisions of this Section 2.6(f) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other to accept service of process on its (or such Group’s members’) behalf and no Party (or any member of its Group) is or shall be deemed to be the agent of the other Party (or any member of its Group) for service of process purposes.

(g)        Each of Holcim and SpinCo shall, and shall cause the members of their respective Group to, (i) treat for all Tax purposes any Delayed Transfer Asset or Liability as an Asset owned by the Party entitled thereto or a Liability of the Party intended to assume such Liability, as applicable, not later than the Distribution, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or a good faith resolution of a Tax Contest).

(h)         For the avoidance of doubt, nothing in this Section 2.6 shall apply to Shared Contracts, which shall be governed by Section 2.8.

Section 2.7         Transfer Documents.  In connection with, and in furtherance of, the Transfers of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement (including the Internal Reorganization Steps Plan), the Parties shall execute or cause to be executed, at or prior to the Effective Time, or after the Distribution with respect to Section 2.6, by the appropriate entities, the Transfer Documents necessary to evidence the valid and effective assumption by the applicable Party (or any member of its Group) of its assumed Liabilities, and the valid Transfer to the applicable Party (or any member of its Group) of all rights, titles and interests in and to its accepted Assets, including the transfer of real property with quit claim deeds and execution of recordable form confirmatory assignments of Intellectual Property, as may be appropriate.  The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.  The Transfer Documents shall serve purely to effect (i) the legal transfer of Assets and (ii) the acceptance and assumption of Liabilities, and notwithstanding anything in any Transfer Document to the contrary, Holcim shall not and shall not permit any other member of the Holcim Group to, and SpinCo shall not and shall not permit any other member of the SpinCo Group to commence, bring or otherwise initiate any Proceeding under any Transfer Document, including to (x) challenge the legal sufficiency of such Transfer Document, (y) for damages for the breach of any Transfer Document or (z) to specifically enforce any provision of any Transfer Document, other than to enforce any provision consistent with this sentence.  The Parties acknowledge and agree that certain Transfer Documents identified on Schedule 2.7 require the potential adjustment of the schedules thereto following the Distribution to appropriately reflect the Assets Transferred or Liabilities assumed as of the applicable dates set forth therein.  The Parties shall, and shall cause the applicable members of their Groups to, complete such adjustments in a reasonably timely manner, in good faith, and in accordance with the terms of this Agreement and the Ancillary Agreements.

Section 2.8          Shared Contracts.

(a)         The Parties intend that all Contracts that would be deemed Shared Contracts as of the Effective Time, or portions thereof, will have been separated or assigned to a member of the Holcim Group or the SpinCo Group, as applicable, prior to the Distribution. To the extent not completed prior to the Distribution, the Parties shall, following the Distribution, use their commercially reasonable efforts to separate any Shared Contracts into separate Contracts between the appropriate Third Party and either (i) SpinCo or a member of the SpinCo Group or (ii) Holcim or a member of the Holcim Group, including, but not limited to, by: (x) entering into new Contracts, (y) assigning (in whole or in part) existing Shared Contracts and (z) cooperating to obtain any Consents or Governmental Approvals to the extent required to effectuate the foregoing.

(b)         Notwithstanding anything in this Agreement to the contrary, in the event any Shared Contract is unable to be separated in accordance with Section 2.8(a), the Parties shall, and/or shall cause the applicable members of its Group party to such Shared Contract to, use commercially reasonable efforts to: (i) seek mutually acceptable alternative arrangements for purposes of allocating rights and Liabilities and obligations under such Shared Contract in accordance with the relative proportions of total benefit to be received over the remaining term of the Shared Contract as of the Effective Time (provided that such arrangements shall not result in a breach or violation of such Shared Contract) and (ii) enforce for the benefit of the other Party (or the applicable member of the other Party’s Group) any and all rights under such Shared Contract related to such other Party’s Business, with such other Party bearing the reasonable and documented out-of-pocket costs and expenses of such enforcement to the extent related to the rights being enforced for the benefit of such other Party, provided that Party (or relevant member of its Group) retaining any Shared Contract shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be (other than in the event of its gross negligence, fraud or willful misconduct).

(c)         Each of Holcim and SpinCo shall, and shall cause the members of their respective Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to their respective Business as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of such Party’s Group, as applicable, not later than the Distribution, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or a good faith resolution of a Tax Contest).

Section 2.9          Further Assurances.

(a)        In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, but subject to any specific limitations set forth in this Agreement, each of the Parties shall cooperate with each other and use (and will cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Distribution, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)        Without limiting the foregoing, but subject to any specific limitations set forth in this Agreement, each Party shall cooperate with the other Party, from and after the Distribution, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, and at the cost and expense of the requesting Party, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing, but subject to any specific provisions set forth in this Agreement, each Party will, at the reasonable request of the other Party, and at the cost and expense of such other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.  Where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation; provided that in no event shall any member of a Group have any Liability whatsoever to any member of the other Group for any failure to obtain any such Consent or Governmental Approval.

(c)         At or prior to the Effective Time, Holcim and SpinCo in their respective capacities as direct or indirect shareholders of their respective Subsidiaries, shall each approve or ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Holcim or Subsidiary of SpinCo, as applicable, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)        Notwithstanding anything in this Section 2.9 to the contrary, neither Party nor any member of its Group shall be required to (i) commence any litigation, contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty (other than pursuant to Section 2.11) or other financial accommodation) to any Third Party in order to cause such Governmental Approval or other Consent to be obtained (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable) or (ii) Transfer any Asset (if not otherwise the property of the other Party pursuant to this Agreement or any Ancillary Agreement) or incur any Liability, in each case, in order to (x) cause any Asset conveyed hereunder or under any Ancillary Agreement to function or be utilized in any manner differently than how it functioned or was utilized as of the Effective Time, or (y) other than the vesting of legal title, to cause any Asset to be integrated with the other Assets or systems of a Party.

Section 2.10        Novation of Liabilities; Consents.  Each of the Parties shall, and shall cause each of the members of their respective Groups to, at the request of the other, use its commercially reasonable efforts to obtain, or cause to be obtained, any Governmental Approval, Consent or substitution required to novate or assign all obligations under Contracts and other Liabilities of any nature whatsoever that constitute material Holcim Liabilities or SpinCo Liabilities, as the case may be, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of either the Holcim Group or the SpinCo Group, as the case may be, so that, in any such case, the Holcim Group will be solely responsible for all Holcim Liabilities and the SpinCo Group will be solely responsible for all SpinCo Liabilities; provided, however, that (x) this Section 2.10 shall not apply to Delayed Transfer Assets or Liabilities, Shared Contract or guaranty obligations (which, for the avoidance of doubt, are governed by Section 2.6, Section 2.8 and Section 2.11 respectively) or any Environmental Liabilities and (y), except as otherwise expressly provided herein, neither Holcim or any member of its Group nor SpinCo or any member of its Group shall be required to commence any litigation, contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party with respect to any such Governmental Approval, Consent, substitution, novation, assignment or release (other than reasonable out-of-pocket expenses, outside attorneys’ fees and recording or similar Third Party fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable and the costs of salaries and benefits of a Party’s employees and other costs of employing such employees which would have been incurred by a Party regardless of the employees’ service with respect to a Party’s compliance with its obligations under this Section 2.10 which shall borne by the Party incurring such costs).

Section 2.11        Guarantees and Letters of Credit. The Parties intend that, following the Distribution, no member of the SpinCo Group will serve as a guarantor of, or obligor for, any Holcim Liability and no member of the Holcim Group will serve as a guarantor of, or obligor for, any SpinCo Liability. The Parties also intend that, following the Distribution, no letters of credit will be issued by one Party or any members of such Party’s Group on behalf of or in favor of the other Party, any member of the other Party’s Group or the other Party’s Business. The Parties hereby agree to cooperate with each other and use (and to cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Distribution, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary to give effect to the foregoing.

Section 2.12        DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.

(a)         EACH OF HOLCIM (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE HOLCIM GROUP), AND SPINCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.20 OF THIS AGREEMENT, IN ANY ANCILLARY AGREEMENT, OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, TRANSFER DOCUMENT, OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NO INFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY TRANSFER DOCUMENT OR IN ANY ANCILLARY AGREEMENT, ALL ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM) AND THE RESPECTIVE TRANSFEREES SHALL (SUBJECT TO SECTION 2.9) BEAR ALL ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, CONTRACTS, OR JUDGMENTS ARE NOT COMPLIED WITH. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY DISCLAIMED.

(b)        Each of Holcim (on behalf of itself and each member of the Holcim Group) and SpinCo (on behalf of itself and each member of the SpinCo Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.12(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Holcim or any member of the Holcim Group, on the one hand, and SpinCo or any member of the SpinCo Group, on the other hand, are jointly or severally liable for any Holcim Liability or any SpinCo Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c)        Each of Holcim (on behalf of itself and each member of the Holcim Group) and SpinCo (on behalf of itself and each member of the SpinCo Group) further understands and agrees that none of Holcim, the Holcim Group, SpinCo or the SpinCo Group has relied on any express or implied representation or warranty with respect to Holcim, the Holcim Group, SpinCo or the SpinCo Group or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information.

(d)        Holcim hereby waives compliance by itself and each and every member of the Holcim Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the Holcim Assets to Holcim or any member of the Holcim Group.

(e)        SpinCo hereby waives compliance by itself and each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the SpinCo Assets to SpinCo or any member of the SpinCo Group.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1          Articles of Association; Organizational Regulations.  At or prior to the Effective Time, all necessary actions shall be taken to adopt the form of articles of association and organizational regulations filed by SpinCo with the SEC as exhibits to the Registration Statement, subject to any changes thereto determined to be made by Holcim prior to the receipt of Shareholder Approval.

Section 3.2          Directors.  Prior to the Effective Time, Holcim shall take all necessary action to cause the board of directors of SpinCo to consist of the individuals who are identified as such in the Distribution Disclosure Documents as being directors of SpinCo as of the time of the Distribution.

Section 3.3          Resignations.

(a)         Subject to Section 3.3(b), at or prior to the Effective Time, (i) Holcim shall cause all its employees and any employees of its Affiliates who will not become a SpinCo Group Employee immediately following the Distribution to resign or it shall deselect such employees or cause their deselection, effective as of the Effective Time, from all positions as officers or directors of any member of the SpinCo Group in which they serve, and (ii) SpinCo shall cause all SpinCo Group Employees to resign or it shall deselect such employees or cause their deselection, effective as of the Effective Time, from all positions as officers or directors of any member of the Holcim Group in which they serve.

(b)         No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.

Section 3.4          Ancillary Agreements.  At or prior to the Effective Time, Holcim and SpinCo shall enter into, and, if applicable, shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements.

Section 3.5          [SpinCo Financing Arrangements. Prior to the Effective Time, SpinCo shall enter into the SpinCo Financing Arrangements, on such terms and conditions as agreed by Holcim (including the minimum amount that shall be borrowed pursuant to the SpinCo Financing Arrangements and the interest rates for such borrowings). Holcim and SpinCo shall each participate in the preparation of all Financing Disclosure Documents, materials and presentations as may be reasonably necessary or reasonably advisable to secure the funding or to refinance existing bonds pursuant to the SpinCo Financing Arrangements, including, without limitation, rating agency presentations, lender presentations and confidential information memoranda. The Parties agree that SpinCo, and not Holcim, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Holcim Group or SpinCo Group associated with the SpinCo Financing Arrangements, to the extent unpaid as of the Effective Time.]

ARTICLE IV

THE DISTRIBUTION

Section 4.1          The Distribution.

(a)         Holcim shall, subject to the receipt of Shareholder Approval, determine the Effective Time and all terms of the Distribution, including the Cum-Dividend Time and the Ex-Dividend Date.  Holcim may, at any time and from time to time until receipt of the Shareholder Approval, modify or change the terms of the Distribution including by accelerating or delaying the timing of the consummation of all or part of the Distribution or modifying the number of SpinCo Shares to be distributed.

(b)        Subject to the satisfaction or waiver of the conditions, covenants and other terms set forth in this Agreement and the Ancillary Agreements, Holcim and SpinCo shall procure that the Distribution shall be implemented by Holcim and SpinCo in accordance with the Distribution Steps Plan (as may be modified by Holcim in its absolute discretion) and the terms and conditions determined by Holcim in accordance with Section 4.1(a).

(c)         Subject to conditions and other terms in this Article IV, on or prior to the Ex-Dividend Date, Holcim will provide to [●] an irrevocable instruction with respect to the settlement of the SpinCo Shares that will permit SIX SIS AG participants to credit the appropriate number of SpinCo Shares to each holder of record of Holcim Shares as of the Cum-Dividend Time (or their designated transferee), subject to Section 4.1(d).

(d)         SpinCo shall have no obligation to issue physical certificates in respect of SpinCo Shares. On or around the date on which the Holcim AGM invitation is distributed, Holcim shall send, to each holder of physical certificates representing Holcim Shares that are duly registered in the Holcim share register maintained by Devigus Engineering AG (the “Holcim Swiss Share Register”) with instructions on how such holders may receive SpinCo Shares in the Distribution. In the event that any holder of record of Holcim Shares as of the Cum-Dividend Time has not deposited their physical certificates representing Holcim Shares with a Swiss custodian bank at least ten (10) Business Days prior to the Ex-Dividend Date, Holcim will instruct the Agent to sell the SpinCo Shares such holder was entitled to receive in the Distribution, convert the proceeds of such sale to Swiss Francs and remit such proceeds to Holcim. If such holder has previously provided valid payment details to Holcim, Holcim shall pay the proceeds to such holder [within approximately ten (10) Business Days] following the Ex-Dividend Date. If such holder has not previously provided payment details to Holcim, Holcim shall hold the proceeds of such sale for such holder’s benefit until the fifth (5th) anniversary of the Ex-Dividend Date.

(e)         After the SpinCo Shares have been duly transferred in accordance with this Article IV and applicable Law by way of the Distribution, SpinCo will regard the Persons who have received such SpinCo Shares as beneficial holders of SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons.  SpinCo agrees that (i) subject to any transfers of such shares, from and after the Distribution, each such beneficial holder will be entitled to receive all dividends, if any, payable and (ii) voting rights may only be exercised by holders of SpinCo Shares registered with voting rights directly in the share register maintained by Computershare Trust Company, N.A. after the Distribution (the “SpinCo Share Register”). SpinCo agrees that its Board of Directors will register Cede & Co. as nominee in the SpinCo Share Register with the right to vote, based on a nominee agreement to be entered into with DTC prior to the Distribution.

Section 4.2          Actions in Connection with the Distribution.

(a)         Holcim and SpinCo shall, and cause the members of each of their respective Groups to, cooperate in all respects with each other and any member of the others’ Group to accomplish the Distribution, including in connection with the listing of the SpinCo Shares on the SIX and the registration of the SpinCo Shares under the Securities Act or the Exchange Act, including the filing and publication of any necessary documents pursuant to the FinSA and SIX Listing Rules as well as the Securities Act or the Exchange Act, including the Registration Statement.  Without limiting the foregoing, SpinCo shall file such amendments and supplements to the Registration Statement as Holcim may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Registration Statement and Information Statement as may be required by the SEC or federal, state or foreign securities Laws, and SpinCo shall file the Registration Statement declared effective by the SEC with the SIX Prospectus Office for approval as foreign prospectus in accordance with article 54 of the FinSA.  Holcim shall, at such time on or prior to the Ex-Dividend Date as Holcim shall determine, either (i) mail to the holders of Holcim Shares registered in the Holcim Swiss Share Register as of [●] the Information Statement included in the Registration Statement or, alternatively, (ii) make available the Information Statement to the holders of Holcim Shares registered in the Holcim Swiss Share Register as of [●] and cause to be mailed to such holders of Holcim Shares a notice of internet availability of the Information Statement and post such notice on its website, in each case in compliance with Rule 14a-16 promulgated by the SEC pursuant to the Exchange Act, as such rule may be amended from time to time.

(b)        SpinCo shall also prepare, file with the SEC and cause to become effective, as of the Effective Time or as promptly as practicable thereafter, any registration statements or amendments thereof required to effect the establishment of, or amendments to, any employee benefit and other plans or as otherwise necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements, including any transactions related to financings or other credit facilities.  Promptly after receiving a request from Holcim, SpinCo shall prepare and, in accordance with applicable Law, file with the SEC any such documentation that Holcim determines is necessary or desirable to effectuate the Distribution, and Holcim and SpinCo shall each use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c)         Prior to the Distribution, SpinCo shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing on SIX and NYSE of the SpinCo Shares to be distributed in the Distribution, and have the SpinCo Shares admitted to listing on SIX and the NYSE as from the Ex-Dividend Date, subject to official notice of distribution and technical deliverables as customarily required by SIX only.

(d)         Nothing in this Section 4.2 shall be deemed, by itself, to create a Liability of Holcim for any portion of, or action with respect to, the Distribution Disclosure Documents.

Section 4.3          Modification, Waiver or Termination Prior to Shareholder Approval.

(a)          Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Holcim may, to the extent legally permissible and as determined by the Holcim Board to be in the best interests of Holcim and holders of Holcim Shares, and in each case prior to the receipt of Shareholder Approval, decide to abandon the Separation or Distribution or modify or change the terms of the Separation or Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Separation, the Distribution or the other transactions contemplated by this Agreement, in each case subject to any limitations imposed pursuant to Swiss Law.

(b)         The conditions set forth in Section 4.4 shall not give rise to or create any duty on the part of Holcim or the Holcim Board to waive or not waive any such condition.  Any determination made by Holcim in accordance with this Section 4.3 concerning the satisfaction or waiver of any or all of the conditions set forth in Section 4.4 shall be conclusive and binding on the Parties hereto.

(c)         For the avoidance of doubt, this Agreement (including this Article IV) may be terminated and the transactions contemplated by this Agreement may be amended, modified or abandoned at any time, in each case prior to the receipt of Shareholder Approval, by Holcim without the approval of SpinCo or the holders of Holcim Shares.  In the event of any such termination, this Agreement shall become null and void and no Party, nor any of its officers, directors or employees, shall have any Liability to any other Party or any other Person.

Section 4.4          Conditions.  The following are conditions to the consummation of the Distribution (which, to the extent permitted by applicable Law, may be waived, in whole or in part, by Holcim in its sole discretion, with the completion of the Distribution by Holcim deemed the satisfaction or waiver thereof). It is understood that the following conditions are to be interpreted in accordance with the respective conditions stated in the Holcim AGM Resolution, which shall prevail in case of inconsistency:

(a)           Holcim shall have obtained the Shareholder Approval;

(b)          The Registration Statement shall have been declared effective by the SEC, no stop order relating to the Registration Statement will be in effect, and no Proceedings for that purpose will be pending before or threatened by the SEC;

(c)         The Registration Statement shall have been approved by the SIX Prospectus Office as Swiss listing prospectus in accordance with article 54 of the FinSA;

(d)         The SpinCo Shares to be delivered to the holders of issued and outstanding Holcim Shares in the Distribution shall have been approved for listing and admitted on each of SIX and NYSE as from the Ex-Dividend Date, subject to technical deliverables as customarily required by SIX;

(e)           Holcim shall have obtained an opinion from each of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Holcim, and a nationally recognized accounting firm, substantially to the effect that, among other things, the Distribution, together with certain internal reorganization transactions undertaken in anticipation of the Distribution, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) and Section 355 of the Code;

(f)          All actions, filings, permits, registrations and Consents necessary or appropriate under applicable federal, state, Swiss or other securities Laws or “blue sky” Laws and the rules and regulations thereunder with respect to SpinCo will have been taken or made and, where applicable, become effective or accepted;

(g)         No order, injunction or decree issued by any court or Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, Distribution or any of the related transactions will be in effect, and no other event outside the control of Holcim shall have occurred or failed to occur that prevents the consummation of the Separation and Distribution; and

(h)        No event or development shall have occurred or exist as of the Ex-Dividend Date that, in the reasonable judgment of the Holcim Board, would result in the Separation, the Distribution or the other related transactions having a material adverse effect (including, but not limited to, material adverse tax consequences or risks) on Holcim or holders of Holcim Shares.

ARTICLE V

COVENANTS

Section 5.1          No Restrictions on Business Opportunities.

(a)         In the event that Holcim or any other member of the Holcim Group, or any director, officer or employee of Holcim or any other member of the Holcim Group, acquires knowledge of a potential transaction or matter that may be a business opportunity for both Holcim or any other member of the Holcim Group and SpinCo or any other member of the SpinCo Group, SpinCo renounces, on its behalf and on behalf of every member of the SpinCo Group, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity.  Neither Holcim nor any other member of the Holcim Group, nor any director, officer or employee of Holcim or any other member of the Holcim Group, shall have any duty to communicate or present such business opportunity to SpinCo or any other member of the SpinCo Group and shall not be liable to SpinCo or any other member of the SpinCo Group or to SpinCo’s shareholders by reason of the fact that Holcim or any other member of the Holcim Group pursues or acquires such business opportunity for itself, directs such business opportunity to another person or entity, or does not present such business opportunity to SpinCo or any other member of the SpinCo Group.  SpinCo, on behalf of itself and every member of the SpinCo Group, hereby waives any right to be presented any such business opportunity.

(b)         In the event that SpinCo or any other member of the SpinCo Group, or any director, officer or employee of SpinCo or any other member of the SpinCo Group, acquires knowledge of a potential transaction or matter that may be a business opportunity for both Holcim or any other member of the Holcim Group and SpinCo or any other member of the SpinCo Group, Holcim renounces, on its behalf and on behalf of every member of the Holcim Group, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity.  Neither SpinCo nor any other member of the SpinCo Group, nor any director, officer or employee of SpinCo or any other member of the SpinCo Group, shall have any duty to communicate or present such business opportunity to Holcim or any other member of the Holcim Group and shall not be liable to Holcim or any other member of the Holcim Group or to Holcim’s shareholders by reason of the fact that SpinCo or any other member of the SpinCo Group pursues or acquires such business opportunity for itself, directs such business opportunity to another person or entity, or does not present such business opportunity to Holcim or any other member of the Holcim Group.  Holcim, on behalf of itself and every member of the Holcim Group, hereby waives any right to be presented any such business opportunity.

(c)        For the purposes of this Section 5.1, “business opportunities” of SpinCo or any other member of the SpinCo Group shall include, but not be limited to, business opportunities that are, by their nature, in a line of business of SpinCo or any other member of the SpinCo Group, including the SpinCo Business, are of practical advantage to them and are ones in which SpinCo or any other member of the SpinCo Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Holcim or any other member of the Holcim Group or any of their officers or directors will be brought into conflict with that of SpinCo or any other member of the SpinCo Group, and “business opportunities” of Holcim or any other member of the Holcim Group shall include, but not be limited to, business opportunities that are, by their nature, in a line of business of Holcim or any other member of the Holcim Group, including the Holcim Business, are of practical advantage to them and are ones in which Holcim or any other member of the Holcim Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of SpinCo or any other member of the SpinCo Group or any of their officers or directors will be brought into conflict with that of Holcim or any other member of the Holcim Group.

(d)          For the avoidance of doubt, none of the foregoing shall be construed to suggest that either Party or its directors, officers or employees would have had any obligation to communicate business opportunities to the other Party.

Section 5.2          Permits.

(a)        The Parties intend that, as of the Effective Time, notwithstanding Section 2.6, all Transfers to the applicable Permit Transferee of any permits, including Environmental Permits, that constitute Assets that are allocated to the Permit Transferee’s Group pursuant to this Agreement, will have been completed and that the Permit Transferee shall be responsible for all Liabilities related thereto and for compliance by the Business of its Group with all of the terms and conditions of any such permits, including any Environmental Permit. Following the Distribution, to the extent the Transfer or issuance of any permits, including Environmental Permits, necessary for the conduct of the Business of a Party’s Group as it is conducted as of the time of the Distribution (after giving effect to the Ancillary Agreements) has not been completed as of the Effective Time, each of the Parties shall reasonably cooperate with each other to provide such information and take such actions as reasonably requested by each other to facilitate the Transfer or issuance of such permit.

(b)         Notwithstanding Section 2.6 or Section 2.8, but in furtherance of the foregoing, in the case of any permits (including Environmental Permits) which are related to both the Holcim Business and the SpinCo Business (a “Shared Permit”) and which have not been separated (or a new permit otherwise procured for a Party) prior to the Distribution, the Parties shall reasonably cooperate following the Distribution to, at the election of the holder of such Shared Permit following the Distribution (whether or not allocated such permit pursuant to the allocation of Assets in this Agreement), either: (i) Transfer the applicable Shared Permit to a member of the other Party’s Group (as designated by such Party) and procure for the holding Party’s Group any new permits required to operate its Business as it is conducted as of the time of the Distribution after giving effect to the Ancillary Agreements or (ii) procure the issuance for the other Party of such new permits, including Environmental Permits, related to the existing Shared Permits (to the extent necessary for the conduct of the Business of such other Party’s Group as it is conducted as of the time of the Distribution after giving effect to the Ancillary Agreements).

(c)         No Party shall have any obligations under this Section 5.2 if it is provided notice, or otherwise becomes aware, of any permit at any time after the one-year anniversary of the Effective Time; provided that nothing shall limit the obligations of the Parties under this Section 5.2 with respect to any permits it had been provided notice of, or was otherwise aware of, prior to such date.

ARTICLE VI

MUTUAL RELEASES; SURVIVAL AND INDEMNIFICATION; MANAGEMENT OF EXISTING PROCEEDINGS

Section 6.1          Release of Pre-Distribution Claims.

(a)         Except (i) as provided in Section 6.1(c), (ii) as may otherwise be provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Holcim Indemnified Party is entitled to indemnification pursuant to this Article VI, effective as of the Effective Time, Holcim does hereby, for itself and each other member of the Holcim Group, their respective Affiliates, and their respective successors and assigns, and, to the extent Holcim legally may, all Persons that at any time at or prior to the Effective Time have been shareholders, directors, officers, members, agents or employees of Holcim or any other member of the Holcim Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo and each member of the SpinCo Group, their respective Affiliates, and their respective successors and assigns and all Persons who at any time at or prior to the Effective Time have been shareholders, directors, officers, members, agents or employees of SpinCo or any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “SpinCo Released Parties”) from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract or agreement, by operation of Law or otherwise, existing as a result of, or arising from or relating to, any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or prior to the Effective Time, whether or not known as of the Effective Time, including in connection with the transactions and all other activities to implement the Separation or the Distribution.  Holcim shall not make, and shall not permit any other member of the Holcim Group to make, any claim or demand, or commence any Proceedings asserting any claim or demand, including any claim for indemnification, against any SpinCo Released Party with respect to any Liabilities released pursuant to this Section 6.1(a).

(b)         Except (i) as provided in Section 6.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any SpinCo Indemnified Party is entitled to indemnification pursuant to this Article VI, effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, their respective Affiliates, and their respective successors and assigns, and, to the extent SpinCo legally may, all Persons that at any time at or prior to the Effective Time have been shareholders, directors, officers, members, agents or employees of SpinCo or any other member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge Holcim and each member of the Holcim Group, their respective Affiliates, and their respective successors and assigns and all Persons who at any time at or prior to the Effective Time have been shareholders, directors, officers, members, agents or employees of Holcim or any member of the Holcim Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Holcim Released Parties”) from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract or agreement, by operation of Law or otherwise, existing as a result of, or arising from or relating to, any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or prior to the Effective Time, whether or not known as of the Effective Time, including in connection with the transactions and all other activities to implement the Separation or the Distribution.  SpinCo shall not, and shall not permit any other member of the SpinCo Group to, make any claim or demand, or commence any Proceedings asserting any claim or demand, including any claim for indemnification, against any Holcim Released Party with respect to any Liabilities released pursuant to this Section 6.1(b).

(c)        Nothing contained in Sections 6.1(a) or (b) shall impair any right of any Person to enforce or otherwise receive payments under this Agreement, any Ancillary Agreement or any arrangement that is not to terminate as of the Effective Time.  Nothing contained in Sections 6.1(a) or (b) shall release any Person from:

(i)          any Liability provided in or resulting from any agreement among any member of the Holcim Group and any member of the SpinCo Group that is not to terminate as of the Effective Time, or any other liability that is not to terminate as of the Effective Time;

(ii)         any Liability provided in or resulting from any other Contract or transaction that is entered into after the Effective Time between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iii)        any Liability that the Parties may have with respect to (A) indemnification or contribution pursuant to this Agreement or any Ancillary Agreement, including in respect of claims brought against the Parties (or members of their respective Groups) by any Third Party, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements or (B) any breach of this Agreement or any Ancillary Agreement following the Effective Time, subject to the terms of such agreement;

(iv)         any Liability with respect to any Continuing Arrangements or any Intergroup Indebtedness that survive the Distribution;

(v)          if such Person is a current or former director, officer or employee of either Party or any member of its Group, any Liabilities to the Party or members of its Group it has been allocated (or to whom its Liabilities are allocated) pursuant to the Employee Matters Agreement;

(vi)         any Liability for payment of amounts arising following the Effective Time under those agreements set forth on Schedule 6.1(c)(vi);

(vii)       any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement; or

(viii)       any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 6.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 6.1 but for the provisions of this clause (viii).

In addition, nothing contained in Section 6.1(a) shall release any member of the Holcim Group or SpinCo Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo or Holcim Group, respectively, who was a director, officer or employee of Holcim or SpinCo or any of their Affiliates at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Proceeding with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Distribution; it being understood that if the underlying obligation giving rise to such Proceedings is a SpinCo Liability, SpinCo shall indemnify Holcim for such Liability (including Holcim’s costs to indemnify the director, officer or employee), and if the underlying obligation giving rise to such Proceedings is a Holcim Liability, Holcim shall indemnify SpinCo for such Liability (including SpinCo’s costs to indemnify the director, officer or employee), in each case in accordance with the provisions set forth in this Article VI.

(d)         At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other Party reflecting the provisions of this Section 6.1.

Section 6.2         Indemnification by Holcim.  In addition to any other provision of this Agreement or any Ancillary Agreement requiring indemnification, and subject to Section 6.10, from and after the Effective Time, Holcim shall indemnify, defend and hold harmless SpinCo and its Affiliates and their respective current and former directors, officers, employees and agents (solely in their respective capacities as current and former directors, officers, employees or agents thereof) and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “SpinCo Indemnified Parties,” and, together with Holcim Indemnified Parties, the “Indemnified Parties”), from and against any and all Indemnifiable Losses of the SpinCo Indemnified Parties to the extent relating to, arising out of or resulting from any of the following items:

(a)        the failure of Holcim, any other member of the Holcim Group or any other Person to pay, perform or otherwise promptly discharge any Holcim Liability in accordance with their respective terms, whether arising prior to, at or after the Effective Time;

(b)         any Holcim Liability; and

(c)         any breach by Holcim or any other member of the Holcim Group of any covenants or obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements at or after the Effective Time, unless, subject to Section 6.10 hereof, such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder, or such Ancillary Agreement is expressly identified as an exception on Schedule 10.24(b).

Section 6.3          Indemnification by SpinCo.  In addition to any other provision of this Agreement or any Ancillary Agreement requiring indemnification, and subject to Section 6.10, from and after the Effective Time, SpinCo shall indemnify, defend and hold harmless Holcim and its Affiliates and their respective current and former directors, officers, employees and agents (solely in their respective capacities as current and former directors, officers, employees or agents thereof) and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Holcim Indemnified Parties”), from and against any and all Indemnifiable Losses of the Holcim Indemnified Parties to the extent relating to, arising out of or resulting from any of the following:

(a)        the failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liability in accordance with their respective terms, whether arising prior to, at or after the Effective Time;

(b)         any SpinCo Liability; and

(c)       any breach by SpinCo or any other member of the SpinCo Group of any covenants or obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements at or after the Effective Time, unless, subject to Section 6.10 hereof, such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder, or such Ancillary Agreement is expressly identified as an exception on Schedule 10.24(b).

Section 6.4          Procedures for Indemnification; Third Party Claims.

(a)         If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the Holcim Group or the SpinCo Group, as the case may be, of any claim, or of the commencement by any such Person of any Proceedings, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 6.2 or Section 6.3, or any other Section of this Agreement or any Ancillary Agreement (collectively, a “Third Party Claim”), such Indemnified Party shall promptly give such Indemnifying Party written notice thereof, but no later than thirty (30) days after such Indemnified Party received notice or otherwise learned of such Third Party Claim.  Any such notice shall describe the Third Party Claim in reasonable detail and shall include: (i) the basis for, and nature of, such Third Party Claim, including the facts constituting the basis for such Third Party Claim; (ii) the estimated amount of losses (to the extent so estimable) that have been or may be sustained by the indemnitee in connection with such Third Party Claim; and (iii) copies of all notices and documents (including court papers) received by the indemnitee relating to the Third Party Claim; provided, however, that any such notice need only specify such information to the knowledge of the indemnitee as of the date of such notice and shall not limit or prejudice any of the rights or remedies of any indemnitee on the basis of any limitations on the information included in such notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other similar privilege or doctrine.  Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 6.4 shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give notice.

(b)        Promptly after tender for indemnification of a Third Party Claim pursuant to Section 6.4(a), but in no event more than fifteen (15) days or such shorter time that the Indemnified Party determines in good faith that the proper defense of the Third Party Claim requires that the election to assume the defense of such claim be made in fewer than fifteen (15) days, an Indemnifying Party shall elect and notify the Indemnified Party whether it intends to defend such Third Party Claim at its expense and through counsel of its choice; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is a Proceeding by a Governmental Authority, or (y) involves an allegation of a criminal violation.  In the event that the Indemnifying Party elects to defend the Third Party Claim, the Indemnified Party shall grant the Indemnifying Party sole control of the defense, including the selection of counsel, and settlement of the Third Party Claim, subject to the limitations of Section 6.4(c).  In the event the Indemnifying Party is controlling the defense of a Third Party Claim and there is a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim, the Indemnified Party shall be entitled to retain, at its own expense, separate counsel reasonably acceptable to the Indemnifying Party as required by the applicable rules of professional conduct with respect to such matter.  If the Indemnifying Party elects (and is permitted) to undertake any such defense, it shall do so at its own expense and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent Records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party.  Similarly, if the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, pertinent Records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

(c)         If an Indemnifying Party elects, following delivery of a notice of a Third Party Claim, not to assume responsibility for defending a Third Party Claim, or fails to defend a properly noticed Third Party Claim as provided in Section 6.4(a), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party.  If the Indemnifying Party assumes the responsibility for defending a Third Party Claim and the nature of such Third Party Claim changes such that the Indemnifying Party would no longer be entitled to assume the defense of such Third Party Claim pursuant to Section 6.4(b), the Indemnified Party may, at its election, assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense.

(d)       The Indemnified Party may not settle or compromise any Third Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e)         The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to Section 6.4(b) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article VI shall be binding on the Indemnified Party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.  Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement (A) completely and unconditionally releases the Indemnified Party from the Third Party Claim in connection with such matter, (B) consists solely of monetary consideration the Indemnifying Party has agreed to pay in full, and (C) does not involve any admission by the Indemnified Party of any wrongdoing or violation of Law.

(f)         Notwithstanding the foregoing in this Section 6.4, with respect to any Third Party Claim that implicates both the SpinCo Group and the Holcim Group in a material fashion due to the allocation of Liabilities or potential impact on the operation of the Holcim Business or SpinCo Business (a “Mixed Claim”), the Parties agree that Holcim shall control the defense of any Mixed Claim and to use reasonable best efforts to cooperate fully and, and where counsel so advises, maintain a joint defense (in a manner that will preserve for the relevant members of the SpinCo Group and Holcim Group the attorney-client privilege, joint defense or other privilege with respect thereto).  SpinCo shall, upon its reasonable request, be consulted with respect to significant matters relating to any Mixed Claim and may, if necessary or helpful, retain counsel to assist in the defense of such claims (at its own expense).  Holcim shall not consent to entry of any judgment or settle any Mixed Claim without the prior written consent of SpinCo (not to be unreasonably withheld, conditioned or delayed).

(g)         For the avoidance of doubt, should any Party dispute its obligation to provide indemnification as set forth in any claim notice delivered in accordance with this Section 6.4, it shall be entitled to assert those rights available to it by delivering a Dispute Notice pursuant to, and following the Dispute resolution procedure set forth in, Article VIII.

Section 6.5          Indemnification Payments.  Indemnification or contribution payments in respect of any Indemnifiable Loss for which an indemnifying Person is entitled to indemnification or contribution under this Article VI or any other indemnification provision of this Agreement or any Ancillary Agreement shall be paid reasonably promptly (but in any event within thirty (30) days of notice thereof (if already suffered or incurred) or, in the case of Third Party Claims or Mixed Claims, the final determination of the amount of Indemnifiable Losses that the indemnified Person is entitled to indemnification or contribution for under this Article VI and the terms of this Agreement or any Ancillary Agreement) by the Indemnifying Party to the Indemnified Party.  In addition, any Indemnifiable Losses incurred by an Indemnified Party during the course of the investigation or defense of a matter for which indemnification is available hereunder shall be paid periodically by the Indemnifying Party to the Indemnified Party as and when bills are received and upon demand by the Indemnified Party.  The indemnity and contribution provisions contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party and (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification hereunder.

Section 6.6          Survival of Indemnities.  The rights and obligations of each of Holcim and SpinCo and their respective Indemnified Parties under this Article VI shall survive (i) the sale or other transfer by any Group of any of its Assets or Businesses or the assignment by it of any Liabilities, and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.  The rights and obligations of each of Holcim and SpinCo and their respective Indemnified Parties under this Article VI shall survive indefinitely, unless a specific survival or other applicable period is expressly set forth herein or in any Ancillary Agreement (solely with respect thereto).

Section 6.7          Indemnification Obligations Net of Insurance Proceeds and Other Amounts; Contribution.

(a)        Insurance Proceeds and Other Amounts.  The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement shall be reduced by any insurance proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnified Party in respect of any indemnifiable Liability.  Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnified Party shall be reduced by any insurance proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnified Party in respect of the related Liability.  If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives insurance proceeds or any other amounts in respect of the related Liability, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the insurance proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)        Insurers and Other Third Parties Not Relieved.  The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement.  Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any insurance proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI.  Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover insurance proceeds, and an Indemnified Party need not attempt to collect any insurance proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c)        Contribution.  If the indemnification provided for in this Article VI is unavailable to an Indemnified Party for any reason outside of the Parties’ control in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.7(c), contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnified Party as a result of such Indemnifiable Loss based on the relative economic benefits of the Parties under this Agreement or any Ancillary Agreement (as applicable), with such relative economic benefits construed in a manner as would result in the same amount being paid by the Indemnifying Party as if the indemnification provided by this Article VI was otherwise available in connection with the circumstances which resulted in such Indemnifiable Loss (and if prohibited by a non-appealable decision under applicable Law, with such relative economic benefit construed in a manner as would result in a payment by the Indemnifying Party as close as possible thereto).

Section 6.8          Direct Claims.  An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 6.4) within thirty (30) days of such determination, stating the claimed or asserted amount of the Indemnifiable Loss and method of computation thereof, if known, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.  Payment with respect to any such claim shall be made in accordance with the terms of this Agreement, including this Article VI and Section 6.5 hereof;  provided that should any Party dispute its obligation to provide indemnification as set forth in any claim notice delivered hereunder, it shall be entitled to assert those rights available to it by delivering a Dispute Notice pursuant to, and following the Dispute resolution procedure set forth in, Article VIII.

Section 6.9        No Punitive Damages.  EXCEPT AS MAY BE AWARDED TO A THIRD PARTY IN CONNECTION WITH ANY THIRD PARTY CLAIM THAT IS SUBJECT TO THE INDEMNIFICATION OBLIGATIONS IN THIS ARTICLE VI OR AS OTHERWISE PROVIDED FOR IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL HOLCIM, SPINCO OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR OTHER AGENTS BE LIABLE UNDER THIS AGREEMENT FOR ANY PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES OF ANY KIND OR NATURE, AND IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR OTHER AGENTS BE LIABLE UNDER THIS AGREEMENT FOR DAMAGES BASED UPON A MULTIPLE OF EARNINGS OR SIMILAR FINANCIAL MEASURE.

Section 6.10       Ancillary Agreements.  Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement contains any specific, express indemnification obligation or contribution obligation relating to any Holcim Liability, Holcim Asset, SpinCo Liability or SpinCo Asset contributed, assumed, retained, transferred, delivered or conveyed pursuant to such Ancillary Agreement, or relating to any other specific matter, the indemnification obligations contained herein shall not apply to such Holcim Liability, Holcim Asset, SpinCo Liability or SpinCo Asset, or such other specific matter, and instead the indemnification and/or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such Holcim Asset, Holcim Liability, SpinCo Asset or SpinCo Liability or any such other specific matter.  Silence in any Ancillary Agreement with respect to indemnification shall be deemed submission to the indemnification provided hereunder with respect to Ancillary Agreements, and subject to the procedures herein; provided that, in any conflict between Section 6.9 and any similar provision of an Ancillary Agreement, such term in the Ancillary Agreement shall control.

Section 6.11         Management of Existing Actions and Investigations.

(a)        Notwithstanding the procedures set forth in Section 6.4, the Parties desire to set forth certain terms with respect to the management of certain Proceedings known to them as of the Effective Time, and accordingly this Section 6.11 shall govern the management and direction (including settlement) of certain pending Proceedings as set forth in Sections 6.11(b), 6.11(c) and 6.11(d), but shall not alter the allocation of Liabilities otherwise set forth in this Agreement.

(b)        From and after the Effective Time, subject to the terms of this Section 6.11, the SpinCo Group shall direct the defense or prosecution of those Proceedings which are entirely SpinCo Liabilities, including if they have Holcim or any member of the Holcim Group as a named party thereunder, and are described on Schedule 6.11(b) (the “SpinCo Controlled Existing Actions”), including the development and implementation of the legal strategy for each SpinCo Controlled Existing Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any decision to appeal or not to appeal any decisions, judgment or order, and any decision or consent to a settlement, compromise or discharge of any SpinCo Controlled Existing Action or any aspect thereof.  SpinCo (or the applicable member of its Group) shall be responsible for selecting its own counsel in connection with the conduct and control of the SpinCo Controlled Existing Actions.  Notwithstanding anything to the contrary in this Section 6.11(b), none of SpinCo or any member of its Group shall consent to entry of any judgment or enter into any settlement of any SpinCo Controlled Existing Action without the prior written consent of Holcim (not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required if (i) none of Holcim or any member of its Group is presently a named party in such Proceeding or (ii) if (A) in connection with such entry of judgment or settlement Holcim and the members of its Group are completely and unconditionally released, (B) such entry of judgment or settlement involves only monetary relief SpinCo has agreed to pay in full, and (C) does not involve any admission by Holcim or any member of its Group of any wrongdoing or violation of Law.

(c)        From and after the Effective Time, subject to the terms of this Section 6.11, the Holcim Group shall direct the defense or prosecution of those Proceedings which are entirely Holcim Liabilities, including if they have SpinCo or any member of the SpinCo Group as a named party thereunder, and are described on Schedule 6.11(c) (the “Holcim Controlled Existing Actions”), including the development and implementation of the legal strategy for each Holcim Controlled Existing Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any decision to appeal or not to appeal any decisions, judgment or order, and any decision or consent to a settlement, compromise or discharge of any Holcim Controlled Existing Actions or any aspect thereof.  Notwithstanding anything to the contrary in this Section 6.11(c), none of Holcim or any member of its Group shall consent to entry of any judgment or enter into any settlement of any Holcim Controlled Existing Action without the prior written consent of SpinCo (not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required if (i) none of SpinCo or any member of its Group is presently a named party in such Proceeding or (ii) if (A) in connection with such entry of judgment or settlement SpinCo and the members of its Group are completely and unconditionally released, (B) such entry of judgment or settlement involves only monetary relief Holcim has agreed to pay in full, and (C) does not involve any admission by SpinCo or any member of its Group of any wrongdoing or violation of Law.

(d)         From and after the Effective Time, with respect to the Proceedings set forth on Schedule 6.11(d) (“Joint Actions”), the Party specified on Schedule 6.11(d) shall be solely responsible for controlling and directing the defense and prosecution of any such Proceeding (the “Managing Party”) and the Parties shall, and shall cause members of their Group to, cooperate in good faith and take all reasonable actions to permit the applicable Managing Party to control and direct each such Proceeding.  The Party hereunder who is, or whose member of its Group is, the Managing Party, shall consult with the other Party (the “Non-Managing Party”) from time to time with respect to Joint Actions; provided that the Managing Party shall have sole authority to select counsel for any Joint Action and be reimbursed for reasonable fees and expenses of such counsel in accordance with the allocation of Liability for such Joint Action and the Non-Managing Party, if it elects to retain its own counsel, shall do so solely at its own expense.  No Managing Party pursuant to this Section 6.11 shall consent to entry of any judgment or enter into any settlement of any Joint Action without the prior written consent of the Non-Managing Party (not to be unreasonably withheld, conditioned or delayed).

(e)         In the case of SpinCo Controlled Existing Actions and Holcim Controlled Existing Actions, if a Party or its subsidiaries is named therein and is not liable for such Proceeding hereunder, each Party shall, and shall cause the applicable members of its Group to, use commercially reasonable efforts, if at all practicable and advisable under the circumstances, to substitute the named party thereunder for either SpinCo or Holcim (depending on which is responsible for the Liability hereunder), or any member of their Group designated by them.  If such substitution cannot be achieved for any reason, (i) the Party not named in such Proceeding and liable for it hereunder shall seek to intervene and be added as a party to the Proceeding, and (ii) the named party shall continue to allow the relevant Party or member of its Group to which control has been allocated pursuant to this Section 6.11 to manage the Proceedings as set forth in, and subject to, this Section 6.11.

Section 6.12        Exclusive Remedy.  Other than in the case of (x) fraud by an Indemnifying Party or (y) actions for specific performance or injunctive or other equitable relief in respect of this Agreement (including pursuant to Section 10.17 of this Agreement) or in respect of any Ancillary Agreement to the extent available under the terms of such Ancillary Agreement, the indemnification provisions of this Article VI and any other indemnification provisions set forth in this Agreement or in any Ancillary Agreement shall be the sole and exclusive remedy of an Indemnified Party for any breach of this Agreement or any Ancillary Agreement (other than any Ancillary Agreement expressly identified as an exception on Schedule 10.24(b)), and each Party expressly waives and relinquishes, on behalf of itself and any other Person that would be an Indemnified Party with it, any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against or any other indemnification provisions set forth in this Agreement or in any Ancillary Agreement any Indemnifying Party.

ARTICLE VII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 7.1          Preservation of Corporate Records.

(a)         Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement or required pursuant to Section 7.6(d) hereunder, each Party shall use its commercially reasonable efforts, at such parties sole cost and expense, to retain all Information in its possession which could reasonably be expected to be required to be provided pursuant to this Article VII until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to Holcim’s applicable record retention policy as in effect as of the Effective Time, including, without limitation, pursuant to any litigation hold issued by Holcim or any of its Subsidiaries prior to the Effective Time, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Proceeding which is known to the members of the Holcim Group or SpinCo Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Proceeding arising after the Effective Time, clause (iii) of this sentence applies only to the extent that whichever member of the Holcim Group or SpinCo Group, as applicable, is in possession of such Information has been notified in writing pursuant to a litigation hold by the other Party of the relevant pending or threatened Proceeding.  The parties hereto agree that upon written request from the other that certain Information relating to the Holcim Business, the SpinCo Businesses or the transactions contemplated hereby be retained in connection with a Proceeding, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.  For clarity, nothing in this Article VII shall require a Party or its Group to prosecute or maintain any Intellectual Property rights.

(b)         Holcim and SpinCo intend that any transfer of Information hereunder that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable privilege.

(c)          Bulk Record Destruction.

(i)          From the Effective Time until the date that is thirty-six (36) months after the Effective Time, prior to Holcim destroying or disposing of any bulk physical records or archives within its control that are reasonably expected to contain or constitute (x) Information that could reasonably be expected to be provided to SpinCo pursuant to Section 7.2 or (y) Records SpinCo would be entitled to a copy thereof as a SpinCo Asset, (A) Holcim shall use its commercially reasonable efforts to provide no less than thirty (30) days’ prior written notice to SpinCo, specifying, to the best of its knowledge and without burdensome inquiry, the Information proposed to be destroyed or disposed of and (B) if, prior to the scheduled date for such destruction or disposal, SpinCo requests in writing that some or all such bulk physical records or archives proposed to be destroyed or disposed of be delivered to them, Holcim shall promptly arrange for the delivery of such bulk physical records or archives to a location specified by, and at the expense of, SpinCo; provided, however, that in the event that any Party reasonably determines that any such provision of Information violates any Law or Contract to which such Party or member of its Group is a party, or would waive any attorney-client or attorney work product privileges applicable to such Party or member of its Group, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 7.1(c)(i) in a manner that avoids any such harm or consequence; provided, further, that Holcim shall be entitled to remove from such records and archives (and not deliver) any Information which relates exclusively to the Business of Holcim.

(ii)         From the Effective Time until the date that is thirty-six (36) months after the Effective Time, prior to SpinCo destroying or disposing of any bulk physical records or archives within its control that are reasonably expected to contain or constitute (x) Information that could reasonably be expected to be provided to Holcim pursuant to Section 7.2 or (y) Records Holcim would be entitled to as a Holcim Asset, (A) SpinCo shall use its commercially reasonable efforts to provide no less than thirty (30) days’ prior written notice to Holcim, specifying, to the best of its knowledge and without burdensome inquiry, the Information proposed to be destroyed or disposed of and (B) if, prior to the scheduled date for such destruction or disposal, Holcim requests in writing that some or all such bulk physical records or archives proposed to be destroyed or disposed of be delivered to them, SpinCo shall promptly arrange for the delivery of such bulk physical records or archives to a location specified by, and at the expense of, Holcim; provided, however, that in the event that any Party reasonably determines that any such provision of Information violates any Law or Contract to which such Party or member of its Group is a party, or would waive any attorney-client or attorney work product privileges applicable to such Party or member of its Group, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 7.1(c)(ii) in a manner that avoids any such harm or consequence; provided, further, that SpinCo shall be entitled to remove from such records and archives (and not deliver) any Information which relates exclusively to the Business of SpinCo.

(iii)         Notwithstanding Section 7.1(c)(i) or Section 7.1(c)(ii), after the Effective Time, no Party shall destroy any Information at any time during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Authority which is known to the members of the Group in possession of such Information until the time any retention obligation with regard to such Information has otherwise expired.

Section 7.2          Provision of Information.

(a)        Other than in (x) circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern and without limiting the applicable provisions of Article VI) and (y) the case of an Adversarial Action or threatened Adversarial Action, and subject to any restrictions or limitations contained elsewhere in this Article VII, after the Effective Time, and subject to compliance with the terms of the Ancillary Agreements (to the extent applicable), upon the prior written reasonable request by, and at the expense of, SpinCo for specific and identified Information:

(i)          that (x) primarily relates to SpinCo or the SpinCo Business, as the case may be, prior to the Effective Time or (y) is necessary for SpinCo to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Holcim or any member of its Group and/or SpinCo or any member of its Group are parties, Holcim shall provide, or cause to be provided, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SpinCo has a reasonable need for such originals) in the possession or control of Holcim or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of SpinCo or any of its Affiliates or Subsidiaries; provided that, to the extent any originals are delivered to SpinCo pursuant to this Agreement or the Ancillary Agreements, SpinCo shall, at its own expense, return them to Holcim within a reasonable time after the need to retain such originals has ceased; provided, further, that such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the second (2nd) anniversary of the Effective Time; provided, further, that, in the event that Holcim, in its reasonable discretion, determines that any such access or the provision of any such Information would be commercially detrimental in any material respect, would violate any Law or Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, the work product doctrine or other applicable privilege, Holcim shall not be obligated to provide such Information requested by SpinCo; or

(ii)         that (x) is required by SpinCo with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on SpinCo (including under applicable securities laws) by a Governmental Authority having jurisdiction over SpinCo, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Proceeding or other similar requirements, as applicable, Holcim shall provide, or cause to be provided, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SpinCo has a reasonable need for such originals) in the possession or control of Holcim or any member of the Holcim Group, but only to the extent such items so relate and are not already in the possession or control of SpinCo or any member of the SpinCo Group; provided that, to the extent any originals are delivered to SpinCo pursuant to this Agreement or the Ancillary Agreements, SpinCo shall, at its own expense, return them to Holcim within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that Holcim, in its reasonable discretion, determines that any such access or the provision of any such Information would be commercially detrimental in any material respect, would violate any Law or Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, the work product doctrine or other applicable privilege, Holcim shall not be obligated to provide such Information requested by SpinCo.

(b)        Other than in (x) circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern and without limiting the applicable provisions of Article VI) and (y) the case of an Adversarial Action or threatened Adversarial Action, and subject to any restrictions or limitations contained elsewhere in this Article VII, after the Effective Time, and subject to compliance with the terms of the Ancillary Agreements (to the extent applicable), upon the prior written reasonable request by, and at the expense of, Holcim for specific and identified Information:

(i)          that (x) primarily relates to Holcim or the Holcim Business, as the case may be, prior to the Effective Time or (y) is necessary for Holcim to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Holcim or any members of its Group and/or SpinCo or any members of its Group are parties, SpinCo shall provide, or cause to be provided, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Holcim has a reasonable need for such originals) in the possession or control of SpinCo or any member of the SpinCo Group, but only to the extent such items so relate and are not already in the possession or control of Holcim or any member of the Holcim Group; provided that, to the extent any originals are delivered to Holcim pursuant to this Agreement or the Ancillary Agreements, Holcim shall, at its own expense, return them to SpinCo within a reasonable time after the need to retain such originals has ceased; provided, further, that such obligation to provide any requested information shall terminate and be of no further force and effect on the date that is the second (2nd) anniversary of the Effective Time; provided, further, that, in the event that SpinCo, in its reasonable discretion, determines that any such access or the provision of any such Information would be commercially detrimental in any material respect, would violate any Law or Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, the work product doctrine or other applicable privilege, SpinCo shall not be obligated to provide such Information requested by Holcim; or

(ii)        that (x) is required by Holcim with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Holcim (including under applicable securities laws) by a Governmental Authority having jurisdiction over Holcim, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Proceeding or other similar requirements, as applicable, SpinCo shall provide, or cause to be provided, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Holcim has a reasonable need for such originals) in the possession or control of SpinCo or any member of the SpinCo Group, but only to the extent such items so relate and are not already in the possession or control of Holcim or any member of the Holcim Group; provided that, to the extent any originals are delivered to Holcim pursuant to this Agreement or the Ancillary Agreements, Holcim shall, at its own expense, return them to SpinCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that SpinCo, in its reasonable discretion, determines that any such access or the provision of any such Information would be commercially detrimental in any material respect, would violate any Law or Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, the work product doctrine or other applicable privilege, SpinCo shall not be obligated to provide such Information requested by Holcim.

(c)        In the event that a Party determines in accordance with the foregoing to withhold any Information because the provision thereof would be commercially detrimental in any material respect, would violate any Law or Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, the work product doctrine or other applicable privilege; the Party withholding such Information shall take commercially reasonable efforts to provide such Information in a manner that avoids any such harm, violation or consequence.  Notwithstanding the preceding sentence, no Party shall be required to commence any litigation, contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) in connection with avoiding such harm, violation or consequence to provide Information properly requested hereunder.

(d)        Each of Holcim and SpinCo shall inform their respective officers, directors, employees, agents, consultants, contractors, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VII of their obligation to hold such information confidential in accordance with Section 7.6 of this Agreement.

Section 7.3          Financial Reporting.

(a)         Until the end of the first full fiscal year occurring after the Effective Time (and for so long as required by Law or as long as necessary for Holcim to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the SpinCo Group were consolidated with, or otherwise referenced in, those of Holcim and for the duration of any governmental audit involving financial statements), SpinCo shall:

(i)          use its reasonable best efforts to, on a timely basis, provide Holcim all information reasonably required to enable Holcim to meet its timetable for dissemination of its financial statements and to enable Holcim’s auditors to timely complete their annual audit and quarterly reviews of financial statements; and to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting:

(1)        authorize and direct its auditors to make available to Holcim’s auditors, within a reasonable time prior to the date of Holcim’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of SpinCo and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable Holcim’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of SpinCo’s auditors as it relates to Holcim’s auditors’ opinion or report; and

(2)        provide reasonable access during normal business hours for Holcim’s internal auditors, counsel and other designated representatives to (x) the premises of SpinCo and its Subsidiaries and all Information within the knowledge, possession or control of SpinCo and its Subsidiaries and (y) the officers and employees of SpinCo and its Subsidiaries, so that Holcim may conduct reasonable audits relating to the financial statements provided by SpinCo and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the SpinCo Group.

(b)       Until the end of the first full fiscal year occurring after the Effective Time (and for so long as required by Law or as long as necessary for SpinCo to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Holcim Group are consolidated with, or otherwise referenced in, those of SpinCo and for the duration of any governmental audit involving financial statements), Holcim shall:

(i)          use its reasonable best efforts to, on a timely basis, provide SpinCo all information reasonably required to enable SpinCo to meet its timetable for dissemination of its financial statements and to enable SpinCo’s auditors to timely complete their annual audit and quarterly reviews of financial statements; and

(ii)          to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting:

(1)        authorize and direct its auditors to make available to SpinCo’s auditors, within a reasonable time prior to the date of SpinCo’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Holcim and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable SpinCo’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Holcim’s auditors as it relates to SpinCo’s auditors’ opinion or report; and

(2)          provide reasonable access during normal business hours for SpinCo’s internal auditors, counsel and other designated representatives to (x) the premises of Holcim and its Subsidiaries and all Information within the knowledge, possession or control of Holcim and its Subsidiaries and (y) the officers and employees of Holcim and its Subsidiaries, so that SpinCo may conduct reasonable audits relating to the financial statements provided by Holcim and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Holcim Group.

(c)        During the time period as specified in Section 7.3(a) Holcim shall cooperate with SpinCo in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of SpinCo to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002, including enabling SpinCo’s auditors, to complete its audit of SpinCo’s internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

(d)        During the time period as specified in Section 7.3(b) SpinCo shall cooperate with Holcim in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of Holcim to make the certifications required of them under the Swiss CO, including enabling Holcim’s auditors, to complete its audit of Holcim’s internal control over financial reporting and management’s assessment thereof in accordance with the Swiss CO and any other applicable Laws or regulations.

(e)        If at any time SpinCo or any member of the SpinCo Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of Holcim or a member of the Holcim Group, the SpinCo Group shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in its Exchange Act filings.

(f)         Until each of the Parties has published or filed its annual report with the SEC or SER, as applicable, containing financial statements, each Party shall, with respect to any earnings news release, or any filing with the SEC or SER, as applicable, that, in each case, contains financial statements for any period reflected in the Information Statement, at least three (3) Business Days prior to the earlier of public dissemination or filing with the SEC or SER, as applicable, thereof, deliver to the other Party, a reasonably complete draft thereof; provided, however, that each of the Parties may continue to revise its respective reports prior to the publication or filing thereof, as applicable, which changes will be delivered to the other Party as soon as reasonably practicable.  Each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s annual report and the pro forma financial statements included in the Registration Statement.  If any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any annual report, to consult with each other in respect of such differences and the effects thereof on the Parties’ applicable annual reports.

(g)        In the event a Party restates any of its financial statements for any period reflected in the financial statements contained in the Information Statement, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be published or filed by such first Party with the SEC or SER, as applicable, that includes such restated audited or unaudited financial statements (the “Amended Financial Reports”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its publication or filing thereof with the SEC or SER, as applicable, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated publication or filing of such report with the SEC or SER, as applicable, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures.  Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party and the other Parties’ auditors, in connection with the other Party’s preparation of any Amended Financial Reports.

(h)         The Parties acknowledge that any Information provided under this Section 7.3 (i) shall be subject to the restrictions set forth in Section 7.6 hereof and (ii) may constitute material, non-public information, and trading in the securities of a Party (or the securities of its affiliates, subsidiaries or partners) while in possession of such material, non-public material information may constitute a violation of the U.S. federal securities laws and/or Swiss financial market laws.

Section 7.4          Non-Financial Reporting.

(a)         Until the end of the first full fiscal year occurring after the Effective Time (and for so long as required by Law or as long as necessary for Holcim to prepare a consolidated report on non-financial matters according to art. 964a ff. Swiss CO or complete a (voluntary or required) audit for any period during which the report on non-financial matters of the SpinCo Group is consolidated with, or otherwise referenced in, that of Holcim), SpinCo shall:

(i)          use its reasonable best efforts to, on a timely basis, provide Holcim all information reasonably required to enable Holcim to meet its timetable for dissemination of its report on non-financial matters and to enable Holcim’s auditors to timely complete their (required or voluntary) annual audit of the report on non-financial matters; and

(ii)         to the extent reasonably necessary for the preparation of the report on non-financial matters or completing a (required or voluntary) audit or review of the report on non-financial matters or an audit of internal control over non-financial reporting:

(1)        authorize and direct its auditors to make available to Holcim’s auditors, within a reasonable time prior to the date of Holcim’s auditors’ opinion or review report or assurance report, both (x) the personnel who performed or will perform the annual reviews of SpinCo and (y) work papers to the extent related to such annual reviews, to enable Holcim’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of SpinCo’s auditors as it relates to Holcim’s auditors’ opinion or review report or assurance report regarding non-financial matters; and

(2)         provide reasonable access during normal business hours for Holcim’s internal auditors, counsel and other designated representatives to (x) the premises of SpinCo and its Subsidiaries and all Information within the knowledge, possession or control of SpinCo and its Subsidiaries and (y) the officers and employees of SpinCo and its Subsidiaries, so that Holcim may conduct reasonable audits relating to the report on non-financial matters provided by SpinCo and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the SpinCo Group.

(b)        Until the end of the first full fiscal year occurring after the Effective Time (and for so long as required by Law or as long as necessary for SpinCo to prepare consolidated reports on non-financial matters according to art. 964a ff. Swiss CO or complete a (voluntary or required) audit for any period during which the report on non-financial matters of Holcim Group is consolidated with, or otherwise referenced in, that of SpinCo), Holcim shall:

(i)          use its reasonable best efforts to, on a timely basis, provide SpinCo all information reasonably required to enable SpinCo to meet its timetable for dissemination of its report on non-financial matters and to enable SpinCo’s auditors to timely complete their (required or voluntary) annual audit of the report on non-financial matters; and

(ii)           to the extent reasonably necessary for the preparation of the report on non-financial matters or completing a (required or voluntary) audit or review of the report on non-financial matters or an audit of internal control over non-financial reporting:

(1)        authorize and direct its auditors to make available to SpinCo’s auditors, within a reasonable time prior to the date of SpinCo’s auditors’ opinion or review report or assurance report, both (x) the personnel who performed or will perform the annual audits of Holcim and (y) work papers to the extent related to such annual audits, to enable SpinCo’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Holcim’s auditors as it relates to SpinCo’s auditors’ opinion or review report or assurance report; and

(2)         provide reasonable access during normal business hours for SpinCo’s internal auditors, counsel and other designated representatives to (x) the premises of Holcim and its Subsidiaries and all Information within the knowledge, possession or control of Holcim and its Subsidiaries and (y) the officers and employees of Holcim and its Subsidiaries, so that SpinCo may conduct reasonable audits relating to the report on non-financial matters provided by Holcim and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Holcim Group.

Section 7.5          Witness Services; Cooperation.

(a)        At all times from and after the Effective Time, each of Holcim and SpinCo shall use its commercially reasonable and legally permitted efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants, and agents (taking into account the business demands of such individuals) as witnesses and/or in other capacities, such as, for example, experts or informants, to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Proceeding in which the requesting Party may from time to time be involved (except for Adversarial Actions) and (b) there is no conflict in the Proceeding between the requesting Party and the other Party.

(b)         Subject to Section 6.4 and Section 6.11, at all times from and after the Effective Time, except for any Adversarial Action or threatened Adversarial Action, or in which there is otherwise a conflict between one or more members of one Group and one or more members of the other Group (each of which shall be governed by such discovery rules as may be applicable thereto), each of Holcim and SpinCo shall cooperate to the extent legally permitted and consult in good faith as reasonably requested in writing by the other Party with respect to the prosecution or defense of any Proceeding (or any audit or any other legal requirement) in which the requesting Party may from time to time be involved, regardless of whether relating to events that took place prior to, at or after the Effective Time or whether relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby or otherwise.  Notwithstanding the foregoing, this Section 7.5 does not require a Party to take any step that would materially interfere, or that it reasonably determines could materially interfere, with its business or to disclose any Information that would otherwise be the subject of Section 7.2 or Section 7.3, such that cooperation shall not entail any provision of Information if such Information is not otherwise required to be provided under such sections.

Section 7.6          Confidentiality.

(a)         Notwithstanding any termination of this Agreement, and unless and to the extent otherwise expressly permitted pursuant to an Ancillary Agreement, from and after the Effective Time, the Parties shall hold, and shall cause each of their respective Affiliates to hold, and shall each cause their respective officers, directors, employees, agents, consultants, contractors and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose or for any other purpose (subject to Section 7.6(e) and the terms of any Ancillary Agreement), without the prior written consent of the other Party, any and all Confidential Information of the other Party or its Group (including relating to its Business) that is either in its possession, accessible to it (including prior to the Effective Time) or comes into its possession, becomes accessible to it or furnished to it by the other Group at any time pursuant to this Agreement or any Ancillary Agreement; provided, however, that the Parties may disclose, or may permit disclosure of, such Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers (including their attorneys) and other appropriate consultants, contractors and advisors (including, but not limited to, trustees, collateral agents, financial printers, and solicitation, exchange, information or distribution agents) who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Authority that it is advisable to do so, but only to the extent thereof, (iii) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures, but only to the extent thereof, (iv) as required in connection with any Proceeding by one Party against any other Party or in respect of claims by one Party against the other Party brought in a Proceeding, but only to the extent thereof, (v) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, but only to the extent thereof, (vi) to Governmental Authorities in accordance with applicable procurement regulations and contract requirements, but only to the extent thereof, (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information or (viii) to any nationally recognized statistical rating organization as it reasonably deems necessary, but only to the extent thereof, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party or its Group (or relating to its Business) in connection with such first Party performing its obligations, or exercising its rights, to the extent thereof, under this Agreement or any Ancillary Agreement or to the extent expressly permitted by any Ancillary Agreement.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of such Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall (A) promptly notify the other Party (to the extent legally permissible) of the existence of such request or demand and shall provide the other Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining, and (B) in the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed (or has been advised it should disclose by outside legal counsel) shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required (or if not legally required, that they have been advised is reasonable) to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such portion of such Confidential Information; provided that a Party may disclose Confidential Information of the other Party (or relating to its Business) in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination; provided that such routine audit or examination does not specifically target the other Party or its Confidential Information.  In the event of a disclosure pursuant to clause (viii) hereof, the Party whose Confidential Information is being disclosed or released to such rating organization shall be promptly notified thereof.

(b)        Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information (other than trade secrets (including source code) which, for the avoidance of doubt, are otherwise subject to the terms of this Section 7.6) if they exercise at least the same degree of care that Holcim exercises and applies to its confidential and proprietary information of a similar value and nature as of the date hereof and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect.

(c)         Each Party acknowledges that it and the other members of its Group may have in their possession Confidential Information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party prior to the Effective Time.  Following the Effective Time, such Party shall hold, and shall cause the other members of its Group and their respective representatives to hold, in confidence the Confidential Information of Third Parties to which they or any other member of their respective Groups has access, in accordance with the terms of any Contracts entered into prior to the Effective Time between one or more members of such Party’s Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties as it applies to Third Party Confidential Information.

(d)         Upon the reasonable written request of a Party, and solely to the extent identified by the requesting Party with reasonable specificity, the other Party shall take commercially reasonable actions to promptly (i) deliver to such requesting Party all Confidential Information existing in physical form in its (or its Group’s) possession to the extent concerning, relating or belonging to such requesting Party and/or its Subsidiaries (or its respective Business), and (ii) destroy or purge any copies of such Confidential Information concerning, relating or belonging to the requesting Party and/or its Subsidiaries (or its respective Business) from its databases, files and other systems and not retain any copy of such Confidential Information (including, if applicable, by transferring such Confidential Information to the Party to which such Confidential Information belongs); provided, however, if (w) the Party requested to purge or destroy Confidential Information hereunder reasonably determines such purging or destruction would violate any Law or Contract with a Third Party or is otherwise subject to any bona fide legal hold or document retention policy such Party may retain such Confidential Information subject to compliance with the terms of this Agreement and the Ancillary Agreements applicable thereto, (x) such purging or destruction is not practicable, such Party shall (and shall cause its Affiliates to) instead encrypt or otherwise make unreadable or inaccessible such Confidential Information, (y) any Confidential Information concerning, relating or belonging to the requesting Party and/or its Subsidiaries (or its respective Business) is commingled with Information properly belonging to the Party in possession thereof, whether in current records or archives or stored with a Third Party or any member of its Group, the possessing party shall not be required to destroy, purge or encrypt such Confidential Information, which shall instead at all times be subject to the confidentiality and use restrictions set forth in this Section 7.6, or (z) a Party and its Group are expressly permitted to continue to possess and use such Confidential Information pursuant to this Agreement or an Ancillary Agreement, provided possession and use are as reasonably necessary for such purpose.

(e)         Notwithstanding anything to the contrary set forth herein and subject to the terms of any license under an Ancillary Agreement related to Intellectual Property, Confidential Information of any Party or its Group in the possession of and used by any other Party or its Group as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the SpinCo Business (in the case of the SpinCo Group) or the Holcim Business (in the case of the Holcim Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants, contractors and advisors in the specific manner and for the specific purposes for which it is used as of the Effective Time; provided, further, that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of this Section 7.6.  This Section 7.6(e) shall not be construed to impact any license (including associated rights) a Party is entitled to under an Ancillary Agreement in accordance with its terms (including the right to use for additional purposes as provided for therein).

(f)          The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the provisions of this Section 7.6 were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Section 7.6 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or equity.

(g)       For the avoidance of doubt and notwithstanding any other provision of this Section 7.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 7.7, (ii) Information that is subject to any confidentiality provision or other disclosure or use restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement and (iii) no new or different license (or associated rights) to any Intellectual Property is granted or provided by one Party or its Group to the other Party or its Group under this Section 7.6, and this Section 7.6 shall not be construed as granting or conferring any new or different license (or associated rights) to any Intellectual Property to any Party or its Group.

Section 7.7          Privilege Matters.

(a)          Pre-Distribution Services.  The Parties recognize that legal and other professional services (including services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel) that have been and will be provided prior to the Distribution have been and will be rendered for the collective benefit of each of the members of the Holcim Group and the SpinCo Group, and that each of the members of the Holcim Group and the SpinCo Group shall be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (each a “Privilege”) and that any Information of the Parties subject to Privilege (“Privileged Information”) shall be shared jointly between the Parties; provided, however, that members of the Holcim Group shall not be deemed the client, may not assert privilege, and there shall be no shared Privilege, with respect to pre-Distribution services that relate solely to the SpinCo Business and members of the SpinCo Group shall not be deemed the client, may not assert privilege, and there shall be no shared Privilege with respect to pre-Distribution services that relate solely to the Holcim Business; provided, further, that the Parties acknowledge and agree that any and all Privileged Information with respect to this Agreement, the Ancillary Agreements, any other transaction involving Holcim prior to the Distribution and the negotiations, structuring and transactions related thereto and possessed by the Holcim Group prior to the Distribution shall be deemed to relate solely to the Holcim Business.  For the avoidance of doubt, Privileged Information within the scope of this Section 7.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b)          Post-Distribution Services.  The Parties recognize that legal and other professional services will be provided following the Distribution to each of Holcim and SpinCo.  The Parties further recognize that certain of such post-Distribution services will be rendered solely for the benefit of Holcim and SpinCo, as the case may be, while other such post-Distribution services may be rendered for the joint benefit of Holcim and SpinCo.  With respect to such post-Distribution services and related Privileged Information, the Parties irrevocably acknowledge and agree as follows:

(i)          All Privileged Information arising out of or relating to any claims, proceedings, litigation, disputes or other matters in which both Holcim and SpinCo are adverse to a Third Party shall be subject to a shared Privilege among Holcim and SpinCo unless expressly agreed by the Parties in writing; and

(ii)         Except as otherwise provided in Section 7.7(c)(i), Privileged Information relating to post-Distribution services provided solely to one of Holcim or SpinCo shall not be deemed shared between the Parties.

(c)         The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 7.7(a) or Section 7.7(b):

(i)          No Party may waive any Privilege that such Party could assert under any applicable Law with respect to Privileged Information in which any other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed.  Consent shall be in writing, or shall be deemed to be granted unless written objection is made within ten (10) days after written notice by Holcim or SpinCo; and

(ii)         In the event of any dispute involving a Third Party, if a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party pursuant to Section 7.7(c)(i), each Party agrees that it shall negotiate the potential waiver of such Privilege in good faith and that the consenting party shall not be compelled, or construed to be required, to provide its consent to such waiver, as a reasonable request or otherwise, unless the requesting Party can demonstrate such waiver would not disproportionately prejudice the Party whose consent is requested.

(d)        The transfer of all Information pursuant to this Agreement or in connection with any dispute between the Parties relating thereto is made in reliance on the agreement of Holcim and SpinCo, as set forth in Section 7.6 and this Section 7.7, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges.  The access to information being granted pursuant to Section 7.1 and Section 7.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.5 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by this Section 7.7, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.8          Ownership of Information.  Any Information owned by one Party or any of its Affiliates that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party.  Unless specifically set forth herein, nothing contained in this Agreement shall grant or provide or be construed as granting or conferring any new or different licensing rights or otherwise in any such Information.

Section 7.9          Personal Data.

(a)        Each Party and its Affiliates shall at all times comply, and ensure that their Processing of Personal Data hereunder and under any Ancillary Agreement or Continuing Arrangement complies, with Data Protection Laws (including by taking appropriate technical and organizational measures against the unauthorized disclosure or unlawful processing, access to, accidental loss or destruction of, or damage to, Personal Data) and shall take all reasonable precautions to avoid acts that place the other Party in breach of its obligations under any applicable Data Protection Laws.

(b)       The Parties acknowledge that after the Distribution, each Party and its Affiliates shall act as a separate and independent Controller with respect to the Processing of any Personal Data pursuant to this Agreement or any Ancillary Agreement or Continuing Arrangement (subject to the express terms thereof).

(c)        To the extent that a Party or its Affiliate transfers Personal Data included in the Holcim Assets (with respect to transfers by SpinCo or its Affiliates) or the SpinCo Assets (with respect to transfers by Holcim or its Affiliates) internationally following the Distribution, the transferring Party shall ensure that such transfer is effected by way of a valid data transfer mechanism in compliance with applicable Data Protection Laws, if and to the extent applicable.

(d)         To the maximum extent permitted under applicable Law, each Party shall (i) promptly (and in any event within five (5) Business Days) notify the other Party if it or its Affiliate receives a request from a Data Subject to exercise their rights under Data Protection Laws, and (ii) without undue delay (and in any event within forty-eight (48) hours) if it becomes aware of, or reasonably suspects, a Personal Data Breach affecting the Personal Data of the other Party or its Affiliates.

Section 7.10        Other Agreements.  The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any Ancillary Agreement.  Pursuant to Section 10.24, the provisions of this Article VII shall not apply to matters concerning Information that are specifically governed by the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement or any other Ancillary Agreement to the extent of any conflict between the terms hereof and thereof.

Section 7.11       Compensation for Providing Information.  Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VII (including witness and other services pursuant to Section 7.5) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such reimbursed Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in connection therewith (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting any privilege thereunder or any other restrictions on the disclosure of such Information).  Notwithstanding the preceding sentence, each Party shall be responsible for its own attorneys’ fees and expenses incurred in connection with its performance under this Agreement (other than with respect to the review for the protection of privilege as referenced therein).

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1         Disputes.  Any dispute, controversy, or claim arising out of or relating to this Agreement or any Ancillary Agreements (except to the extent that such Ancillary Agreement expressly reserves or modifies incorporation of this Article VIII therein) including the breach, termination, or validity thereof, and any question of the arbitrators’ jurisdiction or the existence, scope or validity of this arbitration agreement or the arbitrability of any claim (each a “Dispute”), shall be finally resolved in accordance with the procedures set forth in this Article VIII.

Section 8.2          Negotiations.

(a)        At such time as a Dispute arises, any Party shall deliver written notice of such Dispute to the other Party (a “Dispute Notice”).  Upon delivery of a Dispute Notice, the Dispute shall be referred to the Chief Executive Officers of each Party for negotiations for a period of thirty (30) days from the date of receipt by a party of the Dispute Notice (the “Negotiation Period”), unless such Negotiation Period is extended by the mutual written consent of the Parties.

(b)        With respect to the subject Dispute, no Party shall be entitled to rely upon the expiration of any limitations period or contractual deadline during the period between the date of receipt of the Dispute Notice and the date of any arbitration being commenced under this Article VIII with respect to the Dispute.

(c)        All offers, promises, conduct, and statements, whether oral or written, made in the course of the Negotiation Period by any of the Parties, their agents, employees, experts and attorneys are confidential, privileged, and inadmissible for any purpose, including impeachment, in any arbitration or other Proceeding involving the parties; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-disclosable as a result of its use in the negotiation.

Section 8.3          Arbitration.

(a)         If the Dispute has not been resolved in writing for any reason within the Negotiation Period, such Dispute may be submitted, at the request of any Party, to final and binding arbitration administered by the International Chamber of Commerce (the “ICC”) in accordance with its Rules of Arbitration in effect at the time (the “Rules”), except as modified herein.

(b)        The seat of arbitration shall be London, England. The arbitration agreement shall be governed by the laws of England and Wales, and the arbitration shall be conducted in the English language.

(c)         The arbitration shall be conducted by a panel of three arbitrators.

(i)          If there are only two parties to the arbitration, then the claimant and respondent shall each nominate one arbitrator within thirty (30) days of receipt by respondent of the request for arbitration.  The two arbitrators so nominated shall, in consultation with the parties, nominate the third and presiding arbitrator (the “Presiding Arbitrator”) within thirty (30) days of the confirmation by the ICC Court of Arbitration (the “ICC Court”) of the second arbitrator.  If any party fails to nominate an arbitrator, or if the two party-nominated arbitrators fail to nominate the Presiding Arbitrator, within the time periods specified herein, then any such arbitrator shall, upon any party’s request, be appointed by the ICC Court in accordance with the Rules.

(ii)         If there are more than two parties to the arbitration, then the claimant or claimants collectively, and respondent or respondents collectively, shall each nominate one arbitrator within thirty (30) days of receipt by respondent or respondents of the request for arbitration.  The two arbitrators so nominated shall, in consultation with the parties, nominate the Presiding Arbitrator within thirty (30) days of the confirmation by the ICC Court of the second arbitrator.  If the two party-nominated arbitrators cannot reach agreement on the Presiding Arbitrator within the time periods specified herein, then the ICC Court shall appoint the Presiding Arbitrator in accordance with the Rules.  If either all of the claimants or all of the respondents, respectively, fail to make a joint appointment of an arbitrator within the time limits set forth herein, then the ICC Court shall appoint all three arbitrators in accordance with the Rules.  A party may request consolidation of two or more arbitrations pending under the Rules into a single arbitration pursuant to the Rules.

(d)         The arbitration and this arbitration agreement shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.).

(e)        In addition to monetary damages and other forms of legal relief, the arbitrators shall be empowered to award equitable relief, including, but not limited to, injunctive relief and specific performance of any obligation under this Agreement as set forth in Section 10.17.

(f)        By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration.  Without prejudice to such provisional remedies that may be granted by a court, the arbitrators shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrators’ orders to that effect.

(g)        The Parties consent and submit to the jurisdiction of the courts of England and Wales (“English Courts”) to compel arbitration, for interim or provisional remedies in aid of arbitration and for the enforcement of any arbitral award rendered hereunder.  In any such action, each Party: (i) irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action in any English Court; (ii) irrevocably consents to service of process sent by a national courier service (with written confirmation of receipt) to its address identified in Section 10.3; and (iii) irrevocably waives any right to trial by jury in any court as set forth in Section 8.5.

(h)        The award of the arbitrators shall be final and binding upon the parties to the arbitration and shall be the sole and exclusive remedy between the parties regarding any Disputes presented to the arbitrators.  Judgment upon any award, order or interim measure issued by the arbitrators may be entered in any court having jurisdiction over any party or any of its assets.

(i)         The arbitrators shall have power to award the prevailing party its attorneys’ fees and costs reasonably incurred in the arbitration, including the prevailing party’s share of the arbitrators’ fees and the ICC’s administrative costs.

(j)         Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties, permitted by this Agreement or as may be required by Law or any Governmental Authority, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to any arbitration hereunder, and all documents and information relating to the arbitration shall be as treated Confidential Information under Section 7.5.  The Parties agree not to disclose to any Third Party (i) the existence or status of the arbitration, (ii) all information made known and documents produced in the arbitration not otherwise in the public domain, and (iii) any award arising from the arbitration; provided, however, that such information and awards may be disclosed (x) to the extent reasonably necessary to enforce this Agreement or give effect to this Section 8.3, (y) to enter judgment upon any arbitral award rendered hereunder or as is required to protect or pursue any other legal right, and (z) to the extent otherwise required by Law or a Governmental Authority (including any public disclosure required by securities Laws).

Section 8.4          Continuity of Service and Performance.  During the course of resolving a Dispute pursuant to the provisions of this Article VIII, the Parties will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not the subject of the Dispute.

Section 8.5          Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING ARISING OUT OF OR RELATING TO A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND THAT NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, OR REPRESENTATIVE OF ANY PARTY SHALL REQUEST A JURY TRIAL IN ANY SUCH PROCEEDING NOR SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

ARTICLE IX

INSURANCE

Section 9.1          Insurance Matters.

(a)         From and after the Effective Time, SpinCo and each member of the SpinCo Group shall cease to be insured by any current and historical insurance policies maintained by any member of the Holcim Group, including for the avoidance of doubt, any self-insurance, fronted insurance, captive insurance or reinsurance policy or program (the “Holcim Insurance Policies”), which shall not include any insurance policies held solely in the name of SpinCo or any member of the SpinCo Group and that provide coverage solely for one or more members of the SpinCo Group, and neither SpinCo nor any member of the SpinCo Group shall have any access, right, title or interest to or in any Holcim Insurance Policies (including to all claims and rights to make claims and all rights to proceeds) with respect to claims arising out of any actual or alleged act, omission, circumstance, matter, fact, event or occurrence first existing or occurring after the Effective Time relating to SpinCo, any member of the SpinCo Group or the SpinCo Business (“Post-Distribution Claims”).  The members of the Holcim Group may, to be effective at the Effective Time, amend any Holcim Insurance Policies and ancillary arrangements in the manner they deem appropriate to give effect to this Article IX.  From and after the Effective Time, SpinCo and each member of the SpinCo Group shall be responsible for securing all insurance they consider appropriate for the SpinCo Group and the SpinCo Business with respect to Post-Distribution Claims.  SpinCo further covenants and agrees that it will not seek to assert any Post-Distribution Claims under or in respect of any Holcim Insurance Policies under which, at any time prior to or at the Effective Time, any member of SpinCo Group or the SpinCo Business has been insured.

(b)         Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, SpinCo and each member of the SpinCo Group shall have the right to assert claims and access coverage under the Holcim Insurance Policies issued by Third Party commercial insurers (excluding, for the avoidance of doubt, any self-insurance, fronted insurance, captive insurance or reinsurance policy or program) arising out of any actual or alleged act, omission, circumstance, matter, fact, event or occurrence existing or occurring, in whole or in part, at or prior to the Effective Time relating to SpinCo, any member of the SpinCo Group or the SpinCo Business, whether such claim is asserted prior to, on or after the Effective Time, as applicable (collectively, “Pre-Distribution Claims”), in each case, pursuant to the terms and conditions of the applicable insurance policy or policies and as set forth in this Section 9.1(b).

(i)           Property.  SpinCo and each member of the SpinCo Group shall have the right to assert claims and access coverage for Pre-Distribution Claims under the property damage and business interruption insurance policy or policies maintained by the Holcim Group for any occurrences or other matters that occurred or are deemed to have occurred, in whole or in part, at or prior to the Effective Time (collectively, the “Property Policies”).

(ii)       Commercial General Liability.  SpinCo and each member of the SpinCo Group shall have the right to assert claims and access coverage for Pre-Distribution Claims under the commercial general liability insurance policy or policies maintained by the Holcim Group for any occurrences or other matters that occurred or are deemed to have occurred, in whole or in part, at or prior to the Effective Time (collectively, the “CGL Policies”).

(iii)         Marine Lines.  SpinCo and each member of the SpinCo Group shall have the right to assert claims and access coverage for Pre-Distribution Claims under (x) the marine cargo insurance policy or policies maintained by the Holcim Group for any occurrences or other matters that occurred or are deemed to have occurred, in whole or in part, at or prior to the Effective Time; and (y) the protection and indemnity, charterers liability insurance policy or policies maintained by the Holcim Group for any claims made and reported or are deemed to have been made and reported, at or prior to the Effective Time (collectively, the “Marine Policies”).

(iv)         Directors and Officers.  SpinCo and each member of the SpinCo Group shall have the right to assert claims and access coverage for Pre-Distribution Claims under the directors and officers liability insurance policy or policies (including any such tail, runoff and/or extended reporting period policies) maintained by the Holcim Group for any occurrences or other matters that occurred, in whole or in part, at or prior to the Effective Time; provided that, for the avoidance of doubt, such access shall not include any claim for any occurrences or other matters that occurred after the Effective Time unless such claim for such occurrences or other matters is deemed to have been made at or prior to the Effective Time (collectively, the “D&O Policies”).

(v)         Cyber.  SpinCo and each member of the SpinCo Group shall have the right to assert claims and access coverage for Pre-Distribution Claims under the cyber insurance policy or policies maintained by the Holcim Group for any occurrences or other matters that occurred and were reported, or are deemed to have occurred and been reported, to the applicable insurer or insurers at or prior to the Effective Time; provided that, for the avoidance of doubt, such access shall not include any claim first made after the Effective Time unless such claim is deemed to have been made at or prior to the Effective Time (collectively, the “Cyber Policies”).

(vi)        Crime.  SpinCo and each member of the SpinCo Group shall have the right to assert claims and access coverage for Pre-Distribution Claims under the crime insurance policy or policies maintained by the Holcim Group for any occurrences or other matters that occurred and were reported, or are deemed to have occurred or been reported, to the applicable insurer or insurers at or prior to the Effective Time; provided that, for the avoidance of doubt, such access shall not include any claim first made after the Effective Time unless such claim is deemed to have been made at or prior to the Effective Time (collectively, the “Crime Policies”).

(c)        Prior to the Effective Time, Holcim shall use commercially reasonable efforts to amend the Property Policies, CGL Policies, Marine Policies and, if applicable, the D&O Policies to the extent necessary to permit each member of the SpinCo Group to assert claims and access coverage for Pre-Distribution Claims directly thereunder.  From and after the Effective Time, SpinCo and each member of the SpinCo Group shall be responsible for the submission, facilitation, processing, administration and handling of any Pre-Distribution Claim under the Property Policies, CGL Policies, Marine Policies and, if applicable, the D&O Policies; provided that the Holcim Group shall use commercially reasonable efforts (with SpinCo to bear any reasonable and documented out-of-pocket costs and expenses of the Holcim Group) to direct any insurers to make any insurance coverage or proceeds under such Holcim Insurance Policies available to SpinCo and each member of the SpinCo Group and their respective insured persons for any Pre-Distribution Claims.

(d)        From and after the Effective Time, the Holcim Group shall be responsible for, and shall use commercially reasonable efforts with respect to, the submission, facilitation, processing, administration and handling of any Pre-Distribution Claim under the Cyber Policies and Crime Policies (with SpinCo to bear any reasonable and documented out-of-pocket costs and expenses of the Holcim Group incurred in connection therewith).  Upon the receipt by the Holcim Group of any insurance proceeds for any such Pre-Distribution Claim under the Cyber Policies or Crime Policies, the Holcim Group shall promptly make a separate payment to SpinCo in an amount equal to such proceeds (net of any such costs and expenses).

(e)         The SpinCo Group shall exclusively bear, and the Holcim Group shall not bear or have any obligation to repay or reimburse the SpinCo Group for, the amount of any deductibles, retentions, claims handling fees and any costs, expenses or other amounts incurred in connection with any Pre-Distribution Claim.

(f)         At all times, the Holcim Group shall, subject to the limitations set forth in this Section 9.1(f), use commercially reasonable efforts (with SpinCo to bear any reasonable and documented out-of-pocket costs and expenses of the Holcim Group) to cooperate with the SpinCo Group with respect to the submission, facilitation, processing, administration and handling of any Pre-Distribution Claim.

(g)         The Holcim Group shall not be liable to the SpinCo Group for any claims not covered or paid by insurers for any reason not within the control of the Holcim Group, including uncovered risks, deductibles, retentions, coinsurance provisions, exhaustion or erosion of any limits, insufficient limits, Holcim Insurance Policy exclusions or limitations or restrictions, bankruptcy or insolvency of any insurer, or coverage denials or disputes; provided that, for the avoidance doubt, the SpinCo Group may pursue a coverage action or dispute directly against any insurers with respect to a Pre-Distribution Claim; provided, further that the Holcim Group shall use commercially reasonable efforts (with SpinCo to bear any reasonable and documented out-of-pocket costs and expenses of the Holcim Group) to assist and facilitate the SpinCo Group with respect to its pursuit of any such coverage action or dispute.

(h)         This Agreement shall not be considered as an attempted assignment of any policy of insurance, nor is it considered to be itself a contract of insurance, and further this Agreement shall not be construed to waive any right or remedy of any member of the Holcim Group under or with respect to any Holcim Insurance Policy or any other contract or policy of insurance, and Holcim reserves all of its rights under all such contracts and policies.

Section 9.2              Miscellaneous. Nothing in this Agreement shall be deemed to restrict SpinCo or Holcim, or any members of their respective Groups, from acquiring at its own expense any insurance policy in respect of any Liabilities or covering any period.  Notwithstanding Section 9.1, SpinCo acknowledges and agrees (on its own behalf and on behalf of each other member of the SpinCo Group) that Holcim has provided to SpinCo prior to the Distribution all information necessary for SpinCo or the appropriate member of the SpinCo Group to obtain such insurance policies and insurance programs as SpinCo or the appropriate member of the SpinCo Group, in its sole judgment and discretion, deems necessary or advisable to cover any and all risk of loss related to the SpinCo Business.

ARTICLE X

MISCELLANEOUS

Section 10.1      Survival of Agreements.  Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Distribution and remain in full force and effect in accordance with their applicable terms.

Section 10.2        Costs and Expenses.  Except as expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, Holcim shall bear all Third Party costs and expenses of any member of the SpinCo Group or Holcim Group incurred at or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including those set out on Schedule 10.2 and remaining unpaid as of the Effective Time; provided that, except as otherwise expressly provided in this Agreement or any Ancillary Agreement, from and after the Distribution, each Party shall, subject to the express terms of any Ancillary Agreement, bear its own direct and indirect costs and expenses related to its performance of this Agreement or any Ancillary Agreement and any ongoing standup or integration necessary for the operation of its respective business or to complete any activities in connection with the Separation.  For the avoidance of doubt, as otherwise set forth in this Agreement, SpinCo shall bear any and all fees, costs and expenses, including legal fees and costs, associated with SpinCo Financing Arrangements or with the raising of funds or incurrence of Indebtedness in connection therewith (whether unpaid as of the time of the Distribution or arising thereafter).

Section 10.3        Notices.  Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.3 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 10.3 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the address for such party set forth below (or at such other address for a party as shall be specified from time to time in a notice given in accordance with this Section 10.3):

If to Holcim:

Holcim Ltd

[●]

If to SpinCo:

SpinCo

[●]

Section 10.4        Waiver.

(a)         Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(b)        No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.5        Modification or Amendment After Distribution.  After the Distribution, this Agreement may only be amended, modified or supplemented, in whole or in part, in a writing signed on behalf of each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.6        No Assignment; Binding Effect.  No Party to this Agreement may assign or delegate, either directly or indirectly by merger or consolidation, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party to this Agreement, which such Party may withhold in its absolute discretion, and any attempt to do so shall be ineffective and void ab initio, except that (w) a Party shall (and therefore is also permitted to) assign this Agreement and any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which it is a constituent party but not the surviving entity or the sale of all or substantially all of its Assets, and the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Person by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a Party hereto; (x) each Party hereto may assign any or all of its rights and interests hereunder to an Affiliate; and (y) each Party may assign any of its obligations hereunder to an Affiliate so long as such Affiliate executes a writing in form reasonably satisfactory to the other Party agreeing to be bound by the terms of this Agreement as if named as a Party hereto; provided, however, that, in the case of clauses (w), (x) and (y) such assignment shall not relieve such Party of any of its obligations hereunder unless agreed to in writing by the non-assigning Party.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

Section 10.7        Termination After Distribution.  After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 10.8      Payment Terms.  Except as expressly provided in this Agreement or any Ancillary Agreement, any amount payable pursuant to this Agreement or any Ancillary Agreement by one party (or any member of such party’s Group) shall be paid within thirty (30) days after presentation of an invoice or a written demand by the party entitled to receive such payments.  Such demand shall include documentation (or reasonable explanation if such documentation would be unreasonable to produce or procure) setting forth the basis for the amount payable.

Section 10.9       No Set-Off.  Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of any Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

Section 10.10      No Circumvention.  The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VI).

Section 10.11     Subsidiaries.  Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution.  This Agreement is being entered into by Holcim and SpinCo on behalf of themselves and the members of their respective groups (the Holcim Group and the SpinCo Group).  This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution.  Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary.

Section 10.12     Third Party Beneficiaries.  Except (a) as provided in Article VI relating to Indemnified Parties and (b) as may specifically be provided in any Ancillary Agreement, this Agreement is solely for the benefit of each Party hereto and its respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer Third Party beneficiary rights upon any other Person, and should not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, Proceedings or other right in excess of those existing without reference to this Agreement.

Section 10.13     Titles and Headings.  Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.14      Exhibits and Schedules.  The exhibits and schedules hereto shall be construed with and be an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Holcim Group or the SpinCo Group or any of their respective Affiliates to any Third Party, nor, with respect to any Third Party, an admission against the interests of any member of the Holcim Group or the SpinCo Group or any of their respective Affiliates.  The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 10.15     Public Announcements.  From and after the Distribution, Holcim and SpinCo shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court or arbitral process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document or Pre-Separation Disclosure; or (c) as otherwise set forth on Schedule 10.15.

Section 10.16      Governing Law.  This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, irrespective of the choice of law principles of the State of Delaware, including, without limitation, Delaware laws relating to applicable statutes of limitations and burdens of proof and available remedies.

Section 10.17     Specific Performance.  The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or equity.

Section 10.18      Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

Section 10.19      Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 10.20      Authorization.  Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 10.21      No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 6.1, Section 6.2 and Section 6.3).

Section 10.22      Tax Treatment of Payments.  The Parties agree that any payment made between the Parties pursuant to this Agreement shall be treated for all U.S. federal income tax purposes, to the extent permitted by Law and unless otherwise required pursuant to Section 5.4 of the Tax Matters Agreement, as either (i) a non-taxable contribution by Holcim to SpinCo, or (ii) a distribution by SpinCo to Holcim, in each case, made as of the Effective Time.  Notwithstanding the foregoing, Holcim shall notify SpinCo if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, in a different manner, including, but not limited to, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.

Section 10.23      No Reliance on Other Party.  The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have.  The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and the Ancillary Agreements and their rights in connection with this Agreement and the Ancillary Agreements.  The Parties hereto are not relying upon any representations or statements, whether written or oral, made by any other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in Section 10.20 of this Agreement.  The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.

Section 10.24     Complete Agreement.  This Agreement, including the exhibits and schedules attached hereto, and the Ancillary Agreements (and the exhibits and schedules thereto) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control.  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control, other than as set forth on Schedule 10.24(a); provided, however, except as set forth on Schedule 10.24(b), that in relation to (a) any matters concerning Taxes, the Tax Matters Agreement shall prevail over this Agreement or any other Ancillary Agreement, (b) any matters governed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail over this Agreement or any other Ancillary Agreement, (c) the provision of support and other services after the Distribution by the SpinCo Group to the Holcim Group, and vice versa, the Transition Services Agreement shall prevail over this Agreement or any other Ancillary Agreement, (d) any matters governed by the IP Cross-License Agreement, the IP Cross-License Agreement shall prevail over this Agreement or any other Ancillary Agreement and (e) any matters governed by the Trademark License Agreement, the Trademark License Agreement shall prevail over this Agreement or any other Ancillary Agreement.  It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement and the other Ancillary Agreements.  The Parties agree that the Transfer Documents are not intended and shall not be considered in any way to enhance, modify or decrease any of the rights or obligations of Holcim, SpinCo or any member of their respective Groups from those contained in this Agreement and the other Ancillary Agreements, and that in the event of any conflict between any Transfer Documents and this Agreement or any Ancillary Agreements, this Agreement, or, subject to the foregoing, an Ancillary Agreement, shall control.

Section 10.25      Counterparts.  This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.  Execution of this Agreement or any other documents pursuant to this Agreement by email attaching DocuSign or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

[Signature page follows.  The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

HOLCIM LTD

By:
Name:
Title:

[EVERTECT AG]

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]